TRANSGLOBE ENERGY CORPORATION
Suite 2300, 250 - 5th Street S.W.
Calgary, Alberta T2P 0R4
Tel: (403) 264-9888
Web site: www.trans-globe.com

NOTICE OF THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2018

TO THE HOLDERS OF COMMON SHARES
Notice is hereby given that the Annual General and Special Meeting (the "Meeting") of the holders of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company") will be held on the 3rd Floor of Centennial Place West, Bow River Room, 250 - 5th Street S.W., Calgary, Alberta, on Thursday, May 10, 2018, at 3:00 p.m. (Calgary time), for the following purposes:

1.
to receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2017 and the Report of the Company's Independent Registered Public Accounting Firm thereon;

2.	to fix the number of directors of the Company to be elected at the Meeting at nine (9);

3.	to elect the directors of the Company for the ensuing year;

4.	to appoint Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such;

5.	to approve an advisory resolution to accept the Company's approach to executive compensation;

6.
to approve an ordinary resolution confirming proposed amendments to the by-laws of the Company to require each Shareholder to notify the Company (i) if it has become or ceased to be a Significant Shareholder (as defined below); and (ii) of any Relevant Change (as defined below);

7.
to approve a special resolution amending the "Other Provisions" contained in Schedule "B" to the articles of continuance of the Company to allow the Company to hold meetings of Shareholders at any place within or outside the Province of Alberta; and

8.	to transact such further and other business as may properly come before the Meeting.
The nature of the business to be transacted at the Meeting is described in further detail in the accompanying management information circular.
The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting is March 26, 2018. Shareholders of the Company whose names have been entered in the register of shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any of such shareholder's Common Shares after such date and the transferee of those Common Shares establishes that the transferee owns the Common Shares and requests, not later than ten (10) days before the Meeting, to be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.
A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any postponement or adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any postponement or adjournment thereof. To be effective, the enclosed proxy must be mailed so as to reach or be deposited with the Company's transfer agent and registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

The persons named in the enclosed form of proxy are directors and/or officers of the Company. Each shareholder has the right to appoint a proxyholder other than such persons, who need not be a shareholder, to attend and to act for such shareholder and on such shareholder's behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the shareholder's appointee should be legibly printed in the blank space provided.
In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a shareholder of the Company should be delivered by facsimile to Computershare at 1-866-249-7775.
DATED at Calgary, Alberta this 9th day of April, 2018.
BY ORDER OF THE BOARD OF DIRECTORS

(signed) "Ross G. Clarkson"

Director and Chief Executive Officer

TRANSGLOBE ENERGY CORPORATION

MANAGEMENT INFORMATION CIRCULAR

For the Annual General And Special Meeting of Shareholders to be held on May 10, 2018
This management information circular ("Information Circular") is furnished in connection with the solicitation of proxies by management of the Company for use at the Annual General and Special Meeting (the "Meeting") of the holders ("Shareholders") of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company"), to be held on the 3rd Floor of Centennial Place West, Bow River Room, 250 - 5th Street S.W., Calgary, Alberta, on May 10, 2018 at 3:00 p.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
Unless otherwise stated, the information contained in this Information Circular is given as at April 9, 2018.
No person has been authorized by the Company to give any information or make any representations in connection with the transactions herein described other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company.
This Information Circular and the accompanying Notice of Meeting and form of proxy are expected to be mailed to registered Shareholders on or before April 18, 2018. Although the Common Shares are registered with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), and the issued and outstanding Common Shares are listed and posted for trading on the OMX Global Select Market of the National Association of Securities Dealers' Automated Quotation ("NASDAQ") system, the Company is a "foreign private issuer" as defined in SEC Rule 3b-4, and is therefore exempt from the SEC's proxy access, formatting and filing requirements. This Information Circular complies with the Canadian requirements for management information circulars.
These securityholder materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities requirements from the intermediary holding on your behalf.
Certain information set forth in this document, including management of the Company's assessment of the Company's future plans, and compensation practices, contains forward-looking statements that involve substantial known and unknown risks and uncertainties. The use of any of the words "plan", "expect", "intend", "believe" or other similar words, or statements that certain events or conditions "may" or "will" occur are intended to identify forward-looking statements. These statements are only predictions and actual events or results may differ materially. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant uncertainties and contingencies. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe. In particular, forward-looking statements included in this document include, but are not limited to, statements with respect to the focus of the Company's compensation objectives, the terms of the Company's incentive plans, and potential changes to the Company's executive compensation in the future. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, the impact of general economic conditions; ability to retain and attract qualified personnel; the results of exploration and development drilling and related activities; imprecision in reserve and resource estimates; the production and growth potential of the Company's assets; obtaining required approvals of regulatory authorities; risks associated with negotiating with foreign governments as well as country risk associated with conducting international activities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; ability to access sufficient capital from internal and external sources; and other factors, many of which are beyond the control of the Company. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the forward-looking statements contained in this document are based upon assumptions which management believes to be reasonable, the Company cannot assure investors that actual results will be consistent with these forward-looking statements. With respect to forward-looking statements contained in this document, TransGlobe has made assumptions regarding, but not limited to: current commodity prices and royalty regimes; availability of skilled labour; levels of compensation of issuers in the Company's pay comparator group; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; recoverability of reserves; receipt of regulatory approvals; that the Company will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that the Company's conduct and results of operations will be consistent with its expectations; that the estimates of the Company's reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; that the Company will be able to attract and retain qualified directors, officers and employees; and other matters. These forward-looking statements are made as of the date of this document and TransGlobe disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

CURRENCY AND EXCHANGE RATES
All dollar amounts in this Information Circular, unless otherwise indicated, are stated in United States ("U.S.") dollars. The Company has adopted the U.S. dollar as the presentation currency for its consolidated financial statements. The exchange rates for the average of the daily noon buying rates during the period and the end of period noon buying rate for the U.S. dollar in terms of Canadian dollar ("C$") as reported by the Bank of Canada were as follows for each of the years ended December 31, 2017, 2016 and 2015.

	Year Ended	Year Ended	Year Ended
	December 31, 2017	December 31, 2016	December 31, 2015
End of Period	$1.2251	$1.3427	$1.3840
Period Average	$1.2977	$1.3256	$1.2790

GENERAL PROXY INFORMATION
General Meeting Requirements
The board of directors of the Company (the "Board" or the "Board of Directors") has fixed the record date for the Meeting at the close of business on March 26, 2018 (the "Record Date"). The Company will prepare, as of the Record Date, a list of Shareholders entitled to receive the Notice of Meeting and this Information Circular and showing the number of Common Shares held by each such Shareholder. A Shareholder of the Company named in the list is entitled to vote the Common Shares shown opposite such Shareholder's name at the Meeting except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than ten (10) days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
Solicitation of Proxies
This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting, and at any postponement or adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers and employees of the Company at nominal cost. All costs of solicitation by such directors, officers and employees will be borne by the Company.
The Company has made arrangements with brokerage houses and other intermediaries to send proxy materials, at the Company's expense, to Beneficial Shareholders (as defined herein) of the Company who have advised their broker or intermediary that they wish to receive such materials.
Appointment of Proxies
The persons named as proxy holders in the accompanying form of proxy are directors and/or officers of the Company and were designated by management of the Company. A registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy will not be valid unless a properly completed proxy form is received at the office of the Company's Transfer Agent and Registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
Revocation of Proxies
A Shareholder who has given a proxy may revoke it, in any manner permitted by law, including by instrument in writing, executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a corporation, executed by a duly authorized officer or attorney of such corporation and deposited with the Company c/o Computershare Trust Company of Canada, at the address specified above at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.
Advice to Beneficial Shareholders
The information set forth in this section is of significant importance to Shareholders of the Company, as a substantial number of the Shareholders of the Company do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. The directors and officers of the Company do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the intermediaries how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. ("Broadridge"). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote Common Shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted. If a Beneficial Shareholder wishes to vote directly at the Meeting, the registered Shareholder must strike out the name of the persons named in the instrument of proxy provided to the registered Shareholder and insert the name of the Beneficial Shareholder in the space provided and deposit the proxy with Computershare at the place and within the time specified above for the deposit of proxies.
The Company is not using "notice-and-access" to send its proxy-related materials to the Shareholders. Paper copies of such materials will be sent to all Shareholders. The Company will not send proxy-related materials directly to non-objecting Beneficial Shareholders. Such materials will be delivered to non-objecting Beneficial Shareholders by Broadridge or through the non-objecting Beneficial Shareholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary of National Instrument 54-101.
Voting of Proxies
All Common Shares represented by properly executed and deposited proxies will be voted in accordance with the instructions contained therein and will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for. If no choice is specified with respect to any matters referred to herein, the persons designated in the enclosed form of proxy intend to vote such Common Shares FOR the resolutions in respect of each of the following matters:

•	to fix the number of directors of the Company to be elected at the Meeting at nine (9);

•	to elect the directors of the Company for the ensuing year;

•	to appoint Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such;

•	to approve an advisory resolution to accept the Company's approach to executive compensation;

•
to approve an ordinary resolution confirming proposed amendments to the by-laws of the Company to require each Shareholder to notify the Company (i) if it has become or ceased to be a Significant Shareholder (as defined below) and (ii) of any Relevant Change (as defined below); and

•
to approve a special resolution amending the "Other Provisions" contained in Schedule "B" to the articles of continuance of the Company to allow the Company to hold meetings of Shareholders at any place within or outside of the Province of Alberta.

The enclosed form of proxy, when properly completed, delivered and not revoked, confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations to matters referred to herein and with respect to other matters which may properly come before the Meeting. In the event amendments or variations to matters referred to herein are properly brought before the Meeting, or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented at the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at March 26, 2018, there were 72,205,369 Common Shares issued and outstanding. Each Common Share is entitled to one vote at the Meeting.
Only Shareholders of record at 4:30 p.m. (Calgary time) on March 26, 2018, the Record Date for the Meeting, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described herein, will be entitled to vote or to have their Common Shares voted at the Meeting, except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
To the best of the Company's knowledge and based on existing publicly available information, as at April 9, 2018, there were no persons who beneficially owned, or controlled or directed, directly or indirectly, more than 10% of the outstanding Common Shares.

QUORUM
The presence in person of persons being not less than two (2) in number and holding or representing not less than 10% of the Common Shares entitled to be voted at the Meeting is necessary to convene the Meeting. Each resolution that will be placed before the Meeting will be an ordinary resolution requiring for its approval a simple majority of the votes cast in respect of the resolution.

MATTERS TO BE ACTED UPON AT THE MEETING
Presentation of Consolidated Financial Statements
At the Meeting, Shareholders will receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2017 and the Report of the Company's Independent Registered Public Accounting Firm on such statements, but no vote by the Shareholders with respect thereto is required or proposed to be taken.
Fixing the Number of Directors
At the Meeting, Shareholders will be asked to fix the number of directors of the Company to be elected at the Meeting at nine (9), as may be adjusted between Shareholders' meetings by way of resolution of the Board. Accordingly, unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of fixing the number of directors of the Company to be elected at the Meeting at nine (9).
Election of Directors
The directors of the Company are elected annually and hold office until the next annual general meeting of Shareholders or until their successors are appointed. Unless authority to do so is withheld, the persons designated in the accompanying form of proxy intend to vote for each of the nominees of management listed below. Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director but if, for any reason, any of them is unable or unwilling to serve, it is intended that the proxies given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by management, unless authority to vote the proxies in the election of directors is withheld.
The Board of Directors of the Company has adopted a policy stipulating that if the "WITHHOLD" votes in respect of the election of a director nominee at the Meeting represent more than the "FOR" votes, the nominee will submit his resignation promptly after the Meeting, for the Governance and Nominating Committee's consideration. The Governance and Nominating Committee will consider such resignation and will make a recommendation to the Board of Directors of the Company after reviewing the matter as to whether to accept it or not, having regard to all matters it deems relevant. The Board of Directors of the Company will consider the recommendation and the decision of the Board of Directors to accept or reject the resignation will be disclosed to the public within 90 days of the Meeting. The nominee will not participate in any committee or Board of Directors deliberations on the resignation offer. The policy does not apply in circumstances involving contested director elections.
The persons named in the following table are management's nominees to the Board of Directors. All of Messrs. Jennings, Clarkson, Brister, Dyment, MacDougall, Neely, Sinclair and Ms. MacKenzie are ordinarily resident in Canada. Mr. Cook is ordinarily resident in Denmark. Mr. Herrick, a current director of the Company will not be standing for reelection at the Meeting.
The names and places of residence of the persons nominated for office as directors, the number of Common Shares, DSUs (as defined herein), and PSUs (as defined herein) of the Company beneficially owned, controlled or directed, directly or indirectly as at April 9, 2018, the period served as director, the age, tenure, independence, committee memberships, meeting attendance, other public board responsibilities and the principal occupation during the last five years of each are as follows:

ROBERT G. JENNINGS
Mr. Jennings is an independent businessman.
He retired in 2011 from Jennings Capital Inc. which he established in 1993, as a full service, independent investment firm providing corporations with research, corporate finance and sales services in both the national and international marketplace. From 1969 to 1979, Mr. Jennings was with McLeod Young Weir (predecessor to ScotiaMcLeod), where he held positions of increasing responsibility, initially as an oil and gas analyst, then in corporate finance in Alberta. In 1976 he was promoted to Vice President of corporate finance for Alberta until 1979.

In January 1979, Mr. Jennings created a boutique firm, Carson Jennings & Associates, focused on oil and gas private placements and merger/acquisition activities. In September 1988, Mr. Jennings sold the firm to Walwyn Stodgell Ltd., (prior to Walwyn’s takeover of Midland Doherty), accepting the position of Senior Vice President and Director of Corporate and Government Finance for Western Canada with Midland Walwyn Capital Inc. He remained in the position until August 1993, when he founded Jennings Capital Inc. in Calgary.

Mr. Jennings has and currently serves as a board member for certain private companies as well as educational and charitable organizations.

B.A., CFA
Alberta, Canada
Age: 72
Director since: September 13, 2011
Independent Director

Securities Held(1)(2)	Number
Common Shares	30,000
DSUs(3)	128,476
% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors - Chairman Audit Committee		10 of 11 meetings (91%) 5 of 5 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

ROSS G. CLARKSON
Mr. Clarkson is Chief Executive Officer of the Company.
He was appointed on December 4, 1996 and has served as a director of the Company since October 1995.

Mr. Clarkson was employed as a senior geologist with Petro-Canada from 1988 - 1996. Prior thereto, he served as Resident Manager of Petro-Canada (Yemen) Inc.; as Senior Project Geologist with Canadian Occidental Petroleum Ltd. in Yemen (now Nexen Inc.); and as supervisor of international exploration/geologist with Ranger Oil Limited, giving him over 40 years of domestic and international oil and gas exploration experience. His international familiarity extends to numerous countries on all continents.

Mr. Clarkson also holds an ICD.D designation from the Institute of Corporate Directors.

P.Geol., ICD.D
Alberta, Canada
Age: 64
Director since: October 11, 1995
Chief Executive Officer, Non-Independent Director

Securities Held(1)(2)	Number
Common Shares	2,344,493
PSUs(6)	339,268
RSUs(7)	62,300

Shareholding requirements met(8)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors		11 of 11 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

MATTHEW BRISTER
Mr. Brister is an independent businessman and experienced director.  Mr. Brister has over 40 years' experience in Western Canada (Alberta, British Columbia, Saskatchewan and the North West Territories), North Africa and the North Sea.

Mr. Brister is currently President of privately held Bison Oil and Gas Ltd.  Mr. Brister previously served as Chairman, President and CEO of Chinook Energy Inc. for the period 2010 - 2014.  He served as Chief Executive Officer of Storm Ventures International (SVI) from 2005 - 2010.  Prior to this, he served as President and Chief Executive Officer of Storm Energy Ltd. and Storm Energy Inc. from 1998 - 2004.  Prior to this, Mr. Brister held various positions with Pinnacle Resources Ltd. from 1987 to 1994 including as President and Chief Executive Officer from 1994 - 1998.

Mr. Brister holds a B.Sc in Geology from the University of Calgary.

B.Sc. Geology
Alberta, Canada
Age: 59
Director since: March 15, 2017
Independent Director

Securities Held(1)(2)	Number
Common Shares	200,000
DSUs(3)	25,000
0% of annual retainer taken in DSUs	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors Reserves, Health Safety Environment & Social Responsibility Committee (the "R&HSES Committee")		5 of 5 meetings (100%) Mr. Brister joined the Board on March 15, 2017. 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
Storm Resources Ltd.		n/a

DAVID B. COOK
Mr. Cook is currently Head of Strategy for INEOS Oil & Gas, recently having transitioned from his role as CEO INEOS DeNoS, located in Copenhagen, Denmark.

Mr. Cook previously served as CEO of DONG Oil & Gas, part of the DONG (now Orsted) Energy Group, before the business was sold to INEOS.  Prior to that he was Executive Officer and Head of Oil and Gas at the Abu Dhabi National Energy Company ("TAQA") where he led the Company's upstream and midstream interests in the Middle East, North America, the United Kingdom and Europe.  Before joining TAQA, he served as Vice President for BP Russia, responsible for BP’s non-TNK-BP exploration and production activities in Russia.  Mr. Cook has held a variety of global technical, commercial and managerial positions based from the US, UK, Russia and the Middle East as well as board of director roles.

Mr. Cook holds a BSc in Geophysics and a PhD in Geological Sciences.

PhD. Geological Studies
Denmark, Copenhagen
Age: 55
Director since: August 12, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	-
DSUs(3)	153,095
100% of Annual Retainer taken in DSUs included in the number above.(4)	28,745
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors Audit Committee Compensation Human Resources & Governance Committee (the "CHR&G Committee")		9 of 11 meetings (82%) 5 of 5 meetings (100%) 5 of 5 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

FRED J. DYMENT
Mr. Dyment is an independent businessman. Mr. Dyment is an experienced senior executive and board director, with over 40 years of experience in the oil and natural gas industry.

From 1978 to 2000, Mr. Dyment held increasingly senior positions with Ranger Oil Limited, including Chief Financial Officer, President and Chief Executive Officer. Mr. Dyment also held the position of President and Chief Executive Officer at Maxx Petroleum Company from 2000 to 2001. Mr. Dyment stepped down as Chairman of WesternZagros Resources Ltd., an international resource company engaged in acquiring properties and exploring for, developing and producing crude oil and natural gas on January 1, 2016.

Mr. Dyment received a Chartered Accountant designation from the province of Ontario in 1972.

Chartered Accountant
Alberta, Canada
Age: 69
Director since: February 10, 2004
Independent Director

Securities Held(1)(2)	Number
Common Shares	163,100
DSUs(3)	81,999
0% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors Audit Committee CHR&G Committee		11 of 11 meetings (100%) 5 of 5 meetings (100%) 5 of 5 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
ARC Resources Ltd.		Corporate Risk & Nominating Committee
Major Drilling Group International Inc.		Audit Committee, Corporate Governance & Nominating Committee

BOB (G.R.) MACDOUGALL
Mr. MacDougall is a corporate director.

Mr. MacDougall served as Executive Vice President and Chief Operating Officer of Vermilion Energy Inc. from 2004 until his retirement in 2012 where he led the company's operating business both domestically and internationally, with assets in Canada, France, the Netherlands, Australia and Ireland. Prior to this, Mr. MacDougall was with Chevron for nearly 20 years in production and drilling operations and served as General Manager of Production and Operations for Chevron Texaco's Western Canadian producing properties.

He has over 30 years’ experience in domestic and international oil and gas operations as well as senior executive management experience.

Mr. MacDougall has an Engineering Diploma from Saint Francis Xavier University and a Bachelor of Science degree in Engineering from Technical University of Nova Scotia.

P.Eng
Alberta, Canada
Age: 55
Director since: August 12, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	27,800
DSUs(3)	91,480
0% of Annual Retainer taken in DSUs(4)	-
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors R&HSES Committee		11 of 11 meetings (100%) 4 of 4 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
Parex Resources Inc.		Operations and Reserves Committee (Chair), Compensation Committee

SUSAN M. MACKENZIE
Ms. MacKenzie is a corporate director.

Ms. MacKenzie served as Chief Operating Officer with Oilsands Quest Inc., a NYSE Amex-listed oil sands company, from April - September 2010. Prior thereto, Ms. MacKenzie was employed for 12 years at PetroCanada, where she held senior roles including Vice President, Human Resources and Vice President of In-Situ Development and Operations. Ms. MacKenzie was with Amoco Canada Petroleum Company Ltd. for 14 years in a variety of engineering and leadership roles in natural gas, conventional oil and heavy oil exploitation.

Ms. MacKenzie holds a Bachelor of Engineering (Mechanical) degree from McGill University, and a MBA from the University of Calgary. She is a life member of the Association of Professional Engineers and Geoscientists of Alberta. Ms. MacKenzie also holds the ICD.D designation from the Institute of Corporate Directors.

P.Eng, MBA, ICD.D
Alberta, Canada
Age: 57
Director since: April 22, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	15,000
DSUs(3)	90,609
0% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors R&HSES Committee CHR&G Committee		11 of 11 meetings (100%) 4 of 4 meetings (100%) 5 of 5 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
Enerplus Corporation		Audit Committee, Reserves Committee, Safety and Social Responsibility Committee
Freehold Royalties Ltd		Governance, Nominating and Compensation Committee (Chair), Reserves Committee
Precision Drilling Corporation		Corporate Governance, Nominating and Risk Committee, Human Resources and Compensation Committee

RANDALL C. NEELY
Mr. Neely is President of the Company.
He joined TransGlobe as Vice President Finance and Chief Financial Officer in May 2012. He was appointed to the Board of Directors on April 4, 2018.

Mr. Neely has over 25 years of financial and operating experience in financial and oil and gas industry. Prior to joining TransGlobe, Mr. Nelly served as Chief Financial Officer of Zodiac Exploration from 2010 - 2012. Mr. Neely also held positions as CFO at Pearl Exploration & Production and CFO of Trident Exploration. Mr. Neely worked for three years in investment banking with TD Securities and eight years with KPMG LLP prior to commencing his career in the oil industry.

Mr. Neely is a chartered accountant and has completed his ICD.D.

CPA ("CA"), CFA, ICD.D
Alberta, Canada
Age: 51
Director since: Nominee
President

Securities Held(1)(2)	Number
Common Shares	100,300
PSUs(6)	44,594
RSUs(7)	33,100
Shareholding requirements met(8)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors		2018 Nominee
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

STEVE W. SINCLAIR
Mr. Sinclair is a corporate director.

Mr Sinclair has over 30 years of financial and operating experience retiring from his position of Senior Vice President and Chief Financial Officer of ARC Resources Ltd in 2014. Mr Sinclair is also a director and chair of the audit committee of a Calgary headquartered private oil and gas company. Mr Sinclair received his Bachelor of Commerce degree from the University of Calgary in 1978 and his Chartered Accountant's designation in 1981.

B.Comm, C.A.
Alberta, Canada
Age: 61
Director since: March 15, 2017
Independent Director

Securities Held(1)(2)	Number
Common Shares	10,000
DSUs(3)	25,000
0% of Annual Retainer taken in DSUs(4)	—
Shareholding requirements met(5)	No
Board and Committee Meeting Participation		Meetings Attended During 2017
Board of Directors Audit Committee		5 of 5 meetings (100%) Mr. Sinclair joined the Board on March 15, 2017. 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a
Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) "DSU" means deferred share unit.
(4) The number of DSUs received in lieu of the 2017 annual retainer is included in the total DSU number.
(5) Pursuant to the Company's share ownership policy Board members are required to accumulate three-times their annual retainer in Common Shares and DSUs within five (5) years of (i) their date of appointment as a director; or (ii) implementation of the policy, whichever is later. The director share ownership policy was implemented in 2013. Value for the purposes of determining compliance is based on the greater of the current market price and the original purchase price of Common Shares or the fair market value at the date of grant for DSUs. The Common Share price as at December 30, 2017 was used to calculate the value of Common Shares.
(6) "PSU" means performance share unit.
(7) "RSU" means restricted share unit.
(8) Pursuant to the Company's share ownership policy, officers are required to accumulate a multiple of their annual salary in Common Shares, PSUs and RSUs within five (5) years of the earlier of their date of appointment as an officer or implementation of the policy. If the officer is promoted into a more senior role, the officer has three (3) years to accumulate the multiple. The officer share ownership policy was implemented in 2015. Value for the purposes of determining compliance is based on the greater of the current market price and the original purchase price of Common Shares,

Cease-Trade Orders, Bankruptcies, Penalties or Sanctions
No proposed director of the Company has, as at the date of this Information Circular or within the last ten (10) years prior to the date of this Information Circular, been a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity: (i) was the subject of a cease-trade or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease-trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) while that person was acting in the capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets.
No proposed director of the Company has, within the ten (10) years before the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold its assets.
In addition, no proposed director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.
Appointment of Auditors
Unless otherwise directed, it is management's intention to vote the proxies in favour of an ordinary resolution to appoint the firm of Deloitte LLP, Chartered Professional Accountants, to serve as auditors of the Company until the next annual meeting of Shareholders and to authorize the directors to fix their remuneration as such. Deloitte LLP have served as independent auditors for the Company since October 15, 1999.
The Audit Committee reviews the annual audit fees and considers the issue of auditor independence in the context of all services provided to the Company.
Certain information regarding the Company's Audit Committee, including the fees paid to the Company's auditors in the last fiscal year, that is required to be disclosed in accordance with National Instrument 52-110 of the Audit Committee ("NI 52-110") is contained in the Company's annual information form for the year ended December 31, 2017, an electronic copy of which is available on the internet on the Company's SEDAR profile at www.sedar.com.
The Board unanimously recommends that the Shareholders vote FOR the appointment of Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such.
Advisory Vote on Executive Compensation (Say on Pay)

The Company is committed to continually enhancing its corporate governance practices and places a high importance on facilitating regular and constructive dialogue with shareholders. One method of shareholder engagement that is increasingly being utilized by reporting issuers is a "Say on Pay" advisory vote on a company's approach to executive compensation. These advisory votes provide Shareholders with an opportunity to express their satisfaction with a company's approach to executive compensation. Given the importance that both the Board and our Shareholders place on executive compensation policies, the Board decided to adopt an annual say on pay advisory vote in 2015 to enhance our corporate governance practices. TransGlobe hopes you will carefully review the "Compensation Discussion & Analysis" beginning on page 26 of this Information Circular before voting on this matter. The compensation discussion and analysis contained in this Information Circular describes our compensation philosophy, the objectives of the different elements of our compensation programs and the way the Board assesses performance and makes decisions. It explains how our compensation programs are centered on a pay-for-performance culture and are aligned with strong risk management principles and the long-terms interests of shareholders. This disclosure has been approved by the Board. The following resolution is being proposed to the Shareholders by management of the Company.
"BE IT RESOLVED, on an advisory basis only and not to diminish the role and responsibilities of the Board of Directors, that the Shareholders of the Company accept the approach to executive compensation disclosed in the Information Circular of the Company dated April 9, 2018 delivered in advance of the Annual General and Special Meeting of Shareholders of the Company to be held on May 10, 2018."
As this is an advisory vote, the results will not be binding upon the Board. However, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation. The Board believes that it is essential for the Shareholders to be well informed of the Company's approach to executive compensation and considers this advisory vote to be an important part of the ongoing process of engagement between the Shareholders and the Board.
The Board unanimously recommends that the Shareholders vote FOR the advisory vote on executive compensation.

Confirmation of By-laws
As of the date of this Information Circular the Company is exploring the merits of having its Common Shares admitted to trading on the Alternative Investment Market ("AIM") operated by the London Stock Exchange. The constitutional documents of Canadian companies on AIM must contain provisions requiring their shareholders to notify the company of certain details regarding their shareholding in shares of the company (and related financial instruments) and certain changes to those interests. In anticipation of the Company having its Common Shares admitted to trading on AIM, it is proposed that Shareholders confirm certain proposed amendments to the Company's by-laws to provide for these requirements. The specific details of those requirements are set out in the proposed amendment to the by-laws of the Company in the form attached to this Information Circular as Schedule E (the "By-law Amendment"). The By-law Amendment will not be effective upon confirmation of the the Shareholders and will only come into force upon subsequent approval of the Board given prior to the Common Shares being admitted to trading on AIM.

Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought fit, to approve an ordinary resolution, substantially in the following form:
"BE IT RESOLVED, as an ordinary resolution of the Shareholders, that:

1.	the By-law Amendment, in the form attached as Schedule E to the Information Circular of the Company dated April 9, 2018, is hereby confirmed; and

2.
any director or officer of the Company be and is hereby authorized and directed to do all such acts and things and to execute all such other documents necessary or desirable to carry out the terms of this resolution."

The above resolution must be approved by a simple majority of votes cast by Shareholders who vote in person or by proxy at the Meeting in respect of this resolution.
The Board unanimously recommends that Shareholders vote FOR the By-law Amendment.
Amendment to "Other Provisions" in the Articles of the Company
In anticipation of the Company having its Common Shares admitted to trading on AIM and the potential increase in the Company's foreign shareholder base, it is proposed that the Company's articles of continuance be amended to provide that meetings of the Shareholders may be held at any place within or outside the Province of Alberta as the directors may determine. The proposed amendment would be accomplished by amending the "Other Provisions" contained in the articles of continuance of the Company as described above (the "Amendment"). The Amendment would not be effective upon confirmation of the Shareholders and would only come into force upon subsequent approval of the Board given prior to the Common Shares being admitted to trading on AIM and filing with the Registrar appointed under the Business Corporations Act (Alberta).
Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought fit, to approve a special resolution, substantially in the following form:
"BE IT RESOLVED, as a special resolution of the Shareholders of the Company, that:

1.	Schedule "B" to the articles of continuance of the Company be amended to delete paragraph D in its entirety and to insert the following:
"d. Meetings of the shareholders may be held at any place within or outside of the Province of Alberta that the directors determine."
(the "Amendment");

2.
any director, officer or solicitor of the Company be and is hereby authorized and directed to execute and file Articles of Amendment to effect the Amendment with the Registrar appointed under the Business Corporations Act (Alberta) and to do all such other acts and things and to execute all such other documents necessary or desirable to carry out the terms of this resolution; and

3.
notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered to revoke this resolution before it is acted upon, without any further approval of the shareholders of the Company, at any time if such revocation is considered necessary or desirable by the directors."

The special resolution approving the Amendment must be approved by a majority of not less than two-thirds (66 2/3%) of the votes cast by Shareholders who vote in respect of the special resolution at the Meeting.

The Board unanimously recommends that Shareholders vote FOR the Amendment.

2017 Report of Voting Results
The following sets forth a brief description of each matter that was voted upon at the annual general and special meeting of Shareholders held on May 11, 2017 and the outcome of each vote:

Description of Matter:	Outcome of Vote	Votes For (ballots only)	Votes Against / Withheld (ballots only)
Ordinary resolution to approve fixing the number of directors of TransGlobe to be elected at such meeting to nine (9).	Resolution approved	93.75%	6.25%
Ordinary resolution to approve the election of the following nominees to serve directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed:	Resolution approved
Robert Jennings		87.93%	12.07%
Ross Clarkson		98.54%	1.46%
Matthew Brister		97.80%	2.02%
David Cook		95.85%	4.15%
Fred Dyment		95.77%	4.23%
Lloyd Herrick		98.53%	1.47%
Bob MacDougall		98.88%	1.12%
Susan MacKenzie		97.93%	2.07%
Steven Sinclair		98.63%	1.37%
Ordinary resolution to accept the Company's approach to executive compensation	Resolution approved	94.06%	5.94%
Ordinary resolution to approve the appointment of Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors to fix their remuneration.	Resolution approved	N/A	N/A

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
Management of TransGlobe is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or nominee for director, executive officer, or anyone who has held office as such since the commencement of the last completed fiscal year of the Company, or of any associate or affiliate of any of the foregoing individuals, in any matter to be acted on at the Meeting, other than the election of directors and the appointment of auditors.

STATEMENT OF DIRECTOR COMPENSATION
Directors' Summary Compensation Table
The following table sets forth for the year ended December 31, 2017, information concerning the compensation paid to our directors other than our directors who are also Named Executive Officers (as defined herein). For the purposes of this Information Circular, "Named Executive Officers" or "NEOs" means each of the following individuals: (a) the Chief Executive Officer ("CEO") of the Company; (b) the Chief Financial Officer ("CFO") of the Company; (c) each of the three (3) most highly compensated executive officers of the Company (including any of its subsidiaries) or the three (3) most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at December 31, 2017 whose total compensation was, individually, more than $150,000, as determined in accordance with National Instrument 51-102 - Continuous Disclosure Obligations ("NI 51-102"), for that financial year; and (d) each individual who would be an NEO under (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at December 31, 2017. See "Compensation Discussion & Analysis". All fees earned are based on the compensation schedule for the Company's independent directors, which schedule is reviewed annually by the full Board of Directors. Directors may elect to receive the annual Board retainer in cash or deferred share units ("DSUs"). Committee fees are paid in cash.

Name	Fees Earned (C$)	Share Based Compensation (C$)(1)(2)	Total (C$)
Geoff Chase(3)(4)	27,087	—	27,087
Matthew Brister	60,167	54,000	114,167
David Cook(4)	10,000	125,000	135,000
Fred Dyment	83,500	54,000	137,500
Robert Jennings	117,500	67,500	185,000
Bob MacDougall	78,500	54,000	132,500
Susan MacKenzie	83,500	54,000	137,500
Steven Sinclair	60,167	54,000	114,167
Notes:
(1) All DSUs are settled in cash. In accordance with the terms of the DSU Plan, the number of DSUs to be awarded is determined by dividing that portion of the annual retainer which the director elected to receive in DSUs by the weighted-average trading price of the Common Shares on the Toronto Stock Exchange ("TSX") for the last five (5) trading days prior to the award date. As well, additional DSUs are credited to the directors as of each dividend payment date in respect of cash dividends which were paid on Common Shares throughout the fiscal year in accordance with the DSU Plan. The number of additional DSUs credited is determined by dividing: (a) the dividends that would have been paid to the director if each DSU in the director's account on the relevant dividend record date had been one Common Share, by (b) the weighted-average trading price of the Common Shares on the TSX for the last five trading days prior to the award date. The fair value of the DSUs disclosed above were determined using the lattice-based trinomial pricing model, at a weighted-average value of $2.16 per DSU. This approach to valuing the DSUs is consistent with the manner in which the DSUs are valued for the Company's financial statements which are in compliance with International Financial Reporting Standards ("IFRS").
(2) The Company did not grant any option-based awards or pay any non-equity incentive plan compensation, pension contribution or any other compensation to its directors (other than directors who are also NEOs) in the year ended December 31, 2017.
(3) Geoff Chase retired from the Board of Directors on May 11, 2017.
(4) David Cook elected to receive his annual retainer in DSUs.

The breakdown of each director's committee fees earned included in the above table under "Fees Earned", is as follows:

Name	Audit Committee Fee (C$)	CHR&G Committee Fee (C$)	R&HSES Committee Fee (C$)
Robert Jennings	5,000	—	—
Matthew Brister(1)	—	—	3,958
Geoff Chase (2)	—	—	1,782
David Cook	5,000	5,000	—
Fred Dyment	7,500	5,000	—
Bob MacDougall	—	—	7,500
Susan MacKenzie	—	7,500	5,000
Steven Sinclair(3)	3,958
Notes:
(1) Matthew Brister joined the Board of Directors on March 15, 2017
(2) Geoff Chase retired from the Board of Directors on May 11, 2017.
(3) Steven Sinclair joined the Board of Directors on March 15, 2017.
(4) Represents fees paid during the period from January 1, 2017 to December 31, 2017.

Directors' Outstanding Option-Based Awards and Share-Based Awards

The following table sets forth, for each of the Company's directors other than directors who are also NEOs all option-based awards outstanding at the end of the year ended December 31, 2017. Prior to 2014, Options were awarded to the Company's independent directors to promote alignment with Shareholders' interests, in recognition of the Board members' stewardship and to ensure such directors were appropriately incentivized to add value based on their extensive experience.

Option-based Awards(1)(2)
Name	Number of securities underlying unexercised options	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)
Robert Jennings	25,000	9.13	14-Mar-2018	—
Matthew Brister	—	—	—	—
Geoff Chase(3)	25,000	9.13	14-Mar-2018	—
David Cook	—	—	—	—
Fred Dyment	27,000	9.13	14-Mar-2018	—
Bob MacDougall	—	—	—	—
Susan MacKenzie	—	—	—	—
Steven Sinclair	—	—	—	—
Note:

(1)	Calculated based on the positive difference between the market price of the Common Shares underlying the Options at December 29, 2017
(C$1.90) and the exercise price of the Options.

(2)	All of the options held by Directors as at December 31, 2017 expired unexercised on March 14, 2018.

(3)	Geoff Chase retired from the Board of Directors on May 11, 2017.

The following table sets forth, for each of the Company's directors other than directors who are also NEOs, all share-based awards outstanding at the end of the year ended December 31, 2017.

Share-based awards(1)
Name	Number of shares or units that have not vested (#)	Market or payout value of share-based awards that have not vested (C$)	Market or payout value of vested share-based awards not paid out or distributed (C$)(2)
Robert Jennings	—	—	244,104
Matthews Brister	—	—	47,500
Fred Dyment	—	—	155,798
David Cook	—	—	290,880
Bob MacDougall	—	—	173,812
Susan MacKenzie	—	—	172,157
Steven Sinclair	—	—	47,500
Geoff Chase(3)	—	—	—
Notes:
(1) The DSUs are settled in cash and are not eligible to be settled in Common Shares.
(2) Determined by multiplying the total number of DSUs held by each director by the market price of the Common Shares on December 29, 2017 (C$1.90).

(3)	Geoff Chase retired from the Board on May 11, 2017.

Directors' Option Based and Share Based Compensation – Value Vested or Earned During the Year
The following table sets forth for each of the Company's directors, other than directors who are also NEOs, the value of option-based awards and share-based awards which vested during the year ended December 31, 2017 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2017.

Name	Option-based awards – Value vested during the year(1) (C$)	Share-based awards - Value vested during the year(2) (C$)	Non-equity incentive plan compensation – Value earned during the year (C$)
Matthew Brister	—	54,000	—
David Cook	—	125,000	—
Fred Dyment	—	54,000	—
Robert Jennings	—	67,500	—
Bob MacDougall	—	54,000	—
Susan MacKenzie	—	54,000	—
Steven Sinclair	—	54,000	—
Geoff Chase (3)	—	—	—
Note:
(1) Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options on the vesting date.

(2)
All DSUs granted during the fiscal year were vested on the date of grant in accordance with the DSU Plan and can only be redeemed for cash following departure from the Company. The disclosed values were determined by (i) multiplying the number of DSUs granted during the fiscal year by the fair value of the DSUs, as determined using the lattice-based trinomial pricing model, on the grant of such DSUs, and (ii) aggregating such values.

(3) Geoff Chase retired from the Board on May 11, 2017.

DSU Plan
The Board approved a DSU Plan on May 20, 2014 which permits the granting of DSUs to all directors of the Company and its related entities ("DSU Participants"). The DSU Plan is administered by the CHR&G Committee as delegated by the Board. Prior to 2014, Directors received grants of Options as part of their annual retainer. As part of the review of director compensation initiated in 2013, the CHR&G Committee evaluated alternative means of providing compensation to Directors to improve alignment with the Company’s shareholders and governance best practices. Following this review, the CHR&G Committee recommended and the Board approved a DSU plan for directors to fully replace the use of Options. Directors may elect to receive all or a portion of their annual retainer payable to them in DSUs.
Each DSU Participant has the right to elect, at any time prior to December 15th of each year, to be credited with DSUs in lieu of all or any part of the annual retainer otherwise payable to such DSU Participant in cash in the immediately succeeding period. The number of DSUs to be credited to a DSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the DSU Participant's compensation to be paid as DSUs by (b) the five (5) day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date. Each DSU will vest on the award date, unless specified otherwise by the CHR&G Committee. DSUs are non-transferable and non-assignable.
DSUs, which are granted pursuant to the DSU Plan, track the value of the Common Shares. Although the DSUs are vested at the time of grant, they are not paid out until a director departs from the Board, at which time they are paid out in cash equal to the number of DSUs held, multiplied by the price of the Common Shares at the time of payout less required withholdings. Payout will occur within thirty (30) days following the date of retirement or death of a DSU Participant and, in any event, no later than the earlier of the 60th day after the distribution date (as defined under the DSU Plan) and the end of the first calendar year commencing after the date of retirement or death. All dividends paid on the Common Shares are also paid to holders of DSUs through the issuance of additional DSUs.

Each DSU Participant is entitled to terminate or change his or her annual election, provided that they are not entitled to file more than one election notice in any calendar year unless specifically authorized by resolution of the Board. Upon death of a DSU Participant, any payment amount, less applicable withholdings, owed on DSUs granted under the DSU Plan will be paid to the deceased DSU Participant's estate prior to the final payment date (as defined under the DSU Plan).

In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders (other than the payment of dividends in respect of the Common Shares as contemplated under the DSU Plan), the account of each DSU Participant and the DSUs outstanding under the DSU Plan will be adjusted in such manner, if any, as the CHR&G Committee deems appropriate.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Governance Philosophy

TransGlobe’s Board of Directors and management are committed to a high standard of corporate governance practices. We believe that strong governance is in the best interests of our shareholders and promotes effective decision making at the board level. We monitor Canadian and U.S. regulations related to corporate governance, legal requirements and disclosure trends. As a Canadian corporation with Common Shares dual-listed on the TSX and the NASDAQ, we are subject to Canadian rules and policies adopted by the TSX and Canadian Securities Administrators (‘‘CSA’’), as well as rules and listing standards applicable to “foreign private issuers” adopted by NASDAQ and the SEC, which includes provisions of the Sarbanes-Oxley Act of 2002 (“SOX”).

This Statement of Corporate Governance Practices was approved by the Board and is made in accordance with National Instrument 58-101 - Disclosure of Corporate Governance Practices, which requires disclosure of our approach to corporate governance. As noted above, we consider Canadian corporate governance requirements, corporate governance rules and listing standards and applicable SEC rules in determining our corporate governance practices. The Board of Directors has delegated responsibility to the CHR&G Committee, which is composed entirely of independent directors, to oversee our corporate governance practices. Our corporate governance practices and policies are described more fully in this section of this Information Circular.

The guidelines noted above and all of the governance documents are available in the governance section of our website at www.trans-globe.com.

Independence of the Board

The Board of Directors is responsible for determining whether or not each director is independent. NI 52-110 provides that a member is "independent" if the member has no direct or indirect material relationship with the issuer - a "material relationship" being one which could, in the view of the issuer's Board of Directors, reasonably interfere with the exercise of a member's independent judgment. NI 52-110 also specifically prescribes certain relationships that are considered to be material.

Based on the foregoing, the Board of Directors has determined that the following individuals are independent within the meaning of NI 52-110: Robert Jennings, Matthew Brister, David Cook, Fred Dyment, Susan MacKenzie, Bob MacDougall and Steven Sinclair. Ross Clarkson, Randy Neely and Lloyd Herrick are not independent within the meaning of NI 52-110 as they are also executive officers of the Company. A majority of the directors are independent.

Independent Board Members	Year Appointed	Audit Committee	CHR&G Committee	R&HSES Committee
Robert Jennings (Board Chairman)	2011	x
Matthew Brister	2017			x
David Cook	2014	x	x
Fred Dyment	2004	Chair	x
Bob MacDougall	2014			Chair
Susan MacKenzie	2014		Chair	x
Steve Sinclair	2017	x
Not Independent - Management
Ross Clarkson	1995
Lloyd Herrick	1999
Randy Neely	Nominee

The independent directors of TransGlobe hold meetings at which non-independent directors and members of management are not in attendance, as required, and in conjunction with the regularly scheduled meeting of the Board of Directors. Eleven (11) of such meetings were held since the beginning of the Company's most recently completed financial year. The Audit Committee also meets regularly without any non-independent directors present. Four (4) such meetings were held in the most recently completed financial year.

The CHR&G Committee has the responsibility to take initiatives to ensure that the Board of Directors can function independently of management, including, without limitation, recommending to the Board of Directors mechanisms, including the appointment of a committee of directors independent of management, to allow directors who are independent of management an opportunity to discuss the Company's affairs in the absence of management.

The Chairman of the Board is Robert Jennings who is an independent director. The Board of Directors has developed terms of reference for the Chairman of the Board, and they include the following general duties and responsibilities:

•	managing the Board and ensuring that the Board is organized properly and functions effectively to meet its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the Board;

•	working with the Chief Executive Officer to ensure effective relations with Board members, Shareholders, other stakeholders and the public;

•	working with the Corporate Secretary on all Board affairs, including communications; and

•	maintaining relations with Shareholders, other stakeholders and the public.

Interlocking Relationships
Four (4) of the directors of TransGlobe are also directors of other reporting issuers. Directors are required to advise the Chairman of the Board before accepting an invitation to sit on the board of another public company. If it is determined that a conflict of interest exists by serving on the board of another company, the director is expected to act in accordance with the recommendation of the CHR&G Committee. The CHR&G Committee considers it good governance to avoid interlocking relationships if possible. No TransGlobe directors sit on the same board of Directors of any outside reporting issuer and as such no interlocking relationships exist.
Board Mandate
The Company has a Charter of Board of Director Governance, which is attached as Schedule A hereto.
Responsibilities and duties of the Board of Directors, which are more fully outlined in Schedule A attached hereto, include the following:

•	review and adopt the Company's strategic business plan, corporate objectives, financial plans and budgets and review against corporate performance;

•	identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks;

•	approve the hiring of senior officers and monitor the performance of senior officers; and

•	ensure the Company maintains appropriate internal controls and management information systems.

Position Descriptions
The Board has developed written position descriptions or terms of reference for the Chairman of the Board, the Chairman of each committee of the Board (which include terms of reference for the Chairman for each of the Audit Committee, the Compensation, Human Resources & Governance Committee, the Reserves, Health Safety Environment & Social Responsibility Committee) and for individual directors. The Board has also developed charters for each committee of the Board.
The terms of reference for the Chairman of the Audit Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Financial Officer to ensure effective relations with committee members; and

•	maintaining ongoing communications with the Chief Financial Officer and the Company's external auditors.
The terms of reference for the Chairman of the Compensation, Human Resources & Governance Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer, Corporate Secretary and Chief Financial Officer to ensure effective relations with committee members;

•	maintaining on-going communications with the Corporate Secretary and Chief Financial Officer;

•	working with the Company's independent compensation consultants;

•	overseeing management's formulation of and compliance with corporate governance policies and procedures;

•	leading the committee in overseeing management's formulation of human resource and compensation policies and procedures; and

•
preparing the Company's public disclosure relating to its corporate governance policies and procedures, and generally relating to compliance with corporate governance related legal and regulatory requirements.

The terms of reference for the Chairman of the Reserves, Health Safety Environment & Social Responsibility Committee include the following general roles and responsibilities:

•	managing the affairs of the Committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure effective relations with committee members;

•	working with the Company's independent petroleum consultants, including ongoing communications;

•	maintaining on-going communications with the Chief Executive Officer;

•	leading the committee in overseeing the work of the Company's reserve data management team and the independent petroleum consultants; and

•	leading management's formulation of health safety environmental and social responsibility policies and procedures;
The terms of reference for individual directors establish a number of standards for directors, including the following:

•	fulfilling legal requirements of directors, including a comprehensive understanding of the statutory and fiduciary roles;

•	preparing for each meeting and maintaining an excellent attendance record;

•	participating fully and frankly in the deliberations and discussions of the Board;

•	participating on committees and understanding the process of committee work; and

•	being generally knowledgeable about the business of the Company and its industry as well as the regulatory, legislative, business, social and political environments within which the Company operates.
The Board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.
The Chief Executive Officer's primary responsibilities include the following:

•	providing overall leadership and vision in developing, in concert with the Board of Directors, the Company's strategic direction;

•
providing overall leadership (including recommendations for appointment of, and changes to, executive and other officers) and vision in developing the tactics and business plans necessary to realize the Company's objectives;

•
managing the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained; and

•	managing the overall business to act with a view to the best interests of the Company, growing value and maximizing return to Shareholders.
Other Committees
The Board has three (3) committees, each operating in accordance with a Board-approved written mandate. This section provides a general review of each of the Committees and their respective functions.
Audit Committee
The Audit Committee is comprised entirely of independent directors.
The Audit Committee is a committee of the Board of Directors appointed to assist the Board in monitoring (i) the integrity of the financial statements of the Company; (ii) compliance by the Company with legal and regulatory requirements related to financial reporting; (iii) qualifications, independence and performance of the Company's independent auditors; and (iv) performance of the Company’s accounting, internal controls and financial reporting process and monitoring business risks.
The roles and responsibilities of the Audit Committee include the following:

•	reporting committee actions to the Board of Directors with such recommendations as the committee may deem appropriate;

•
adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Audit Committee with concerns about accounting, internal accounting controls and auditing matters.

•	recommend to the Board the annual nomination of the independent auditor to be proposed for shareholder approval.

•
review and discuss with management and the independent auditor annual and interim financial statements (including related notes and MD&A) at the completion of any review engagement or other examination and prior to public disclosure, and resolve to recommend approval of said documents to the Board of Directors; and

•
Consider management’s assessment and the effectiveness of internal control over financial reporting, inquiry of management and the independent auditor about significant financial risks, exposures, deficiencies or material weaknesses identified and the steps management has taken to minimize such risks, exposures, deficiencies and material weaknesses to the Company and any changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting and are required to be disclosed, as well as any other changes in internal control over financial reporting that were considered for disclosure in the Company’s periodic filings with the SEC.

Reserves, Health Safety Environment & Social Responsibility Committee
The R&HSES Committee is comprised entirely of independent directors.
The Board of Directors established the R&HSES Committee to assist the Board in monitoring the integrity of the oil and gas reserves of the Company, compliance by the Company with legal and regulatory requirements related to reserves, qualifications, independence and performance of the Company's independent reserve evaluators, and the performance of the Company's procedures for providing information to the independent reserve evaluators.
The charter for the R&HSES Committee includes the following responsibilities:

•	reporting committee actions to the Board of Directors with such recommendations as the committee may deem appropriate;

•
providing a report of management and directors on oil and gas disclosure for the Company's Annual Information Form as prescribed in Form 51-101F3 of National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities;

•	annually engage the independent reserve evaluators and evaluate the performance of the independent reserve evaluators;

•	ensuring no restrictions are placed by management on the scope of the reserve evaluators' review and examination of the Company's information;

•
ensuring that no officer, director or employee attempts to fraudulently influence, coerce, manipulate or mislead any evaluator engaged in the preparation of the Company's oil and gas reserves statements;

•	reviewing process and results in relation to the completion of the reserve evaluations;

•	review and approve annually, the annual HSES targets for consideration the CHR&G Committee in the short term incentive plan ("STIP")

•	provide the CHR&G Committee an annual report of HSES performance on STIP targets, and

•	provide the Board with a quarterly update on HSES.

Compensation, Human Resources and Governance Committee
The Board's CHR&G Committee is comprised entirely of independent directors.
The roles and responsibilities of the CHR&G Committee include the following:

•	identify, review the qualifications of, and recommend to the Board of Directors possible nominees for the Board of Directors;

•	assess directors on an ongoing basis and oversee the effective functioning of the Board of Directors, including the orientation and education of new recruits to the Board of Directors;

•	assess the board's committee structure on an ongoing basis and recommend changes where appropriate;

•	review the size and composition of the Board of Directors and committee structure;

•	review the appropriateness of the terms of the mandate and responsibilities of the Board of Directors and the charters, mandates and responsibilities of each of the committees;

•	undertake such other initiatives as are needed to assist the Board of Directors in providing efficient and effective corporate governance for the benefit of Shareholders;

•	review and recommend corporate goals and objectives relevant to the incentive compensation of the Company's executive officers and employees.

•	provide performance assessment of financial, operations, and strategic objectives to the Board;

•	determine total compensation, including salary, STIP, long term incentive plan ("LTIP") and benefits, of the executive officers, subject to the terms of existing contractual arrangements;

•
oversee the Company's stock option plan (the "Option Plan"), performance share unit plan (the "PSU Plan"), restricted share unit plan (the "RSU Plan") and deferred share unit plan (the "DSU Plan") and determine their use as forms of incentive compensation;

•	review terms of new executive officer contracts, amendments or renewal of existing executive officer contracts and make recommendations for approval of contracts to the Board of Directors;

•
based on recommendations of the Chief Executive Officer, determine the general compensation structure and policies and programs for the Company such that the Company is able to attract, motivate and retain key personnel;

•	review and make recommendations to the Board on issues that arise in relation to any employment contract in force;

◦	review the compensation of the directors in light of time constraints, competitive fees, risks and responsibilities and make recommendations for approval of directors' fees to the Board of Directors;

◦	review succession planning and leadership development plans and progress related to the position of President and CEO and other senior leadership positions;

◦	review and approve severance arrangements for executive officers;

◦	consider the risks associated with the Company's compensation policies; and

◦	annually review the charter and propose amendments to be ratified by a simple majority of the Board of Directors.

Nomination of Directors
The CHR&G Committee of the Board oversees the nomination of directors to the Board, according to its mandate. In working with the Corporate Secretary, the Committee may engage an outside consultant to assist in identifying qualified candidates for the Board. The nominees for directors are initially considered and recommended by the CHR&G Committee of the Board, approved by the entire Board and appointed by the Company or Shareholders, as required.
The Board has not adopted a formal policy on term-limits for members of the Board of Directors. The Company believes that its approach to board evaluation and succession planning ensures adequate renewal.
Assessments
The CHR&G Committee evaluates regularly the effectiveness and contribution of the Board, the Chairman of the Board and the chairman of each committee and the effectiveness and contribution of individual directors, having regard for the mandate of the Board and position descriptions, attendance at board and committee meetings, overall contribution and, in the case of individual directors, the competencies and skills the individual director is expected to bring to the Board. The Board has adopted an annual board questionnaire to assist in the assessment of the functioning of the Board of Directors as a whole, and through an annual self-assessment which are all submitted to the CHR&G Committee chair. The results of the board questionnaires are summarized and actions developed as results are reviewed with the whole Board. Meetings between the Chairman of the Board and individual directors are held to discuss results of the evaluation.
Also, all independent Board members confirm their continued independence annually by completing a corresponding questionnaire.
Continuing Education
The CHR&G Committee is responsible for the orientation and education of new recruits to the Board of Directors. New directors are provided with the opportunity to meet with management, tour properties and receive reports relating to the Company's business and affairs. The Company may also pay for the cost of relevant courses for the directors.
The Board of Directors of the Company has adopted a continuing education and development policy for directors. Under the policy, continuing education is to be provided to directors through regular presentations by senior management on the key areas of the Company's business. On an annual basis, directors will attend a strategy meeting with senior management of the Company that provides for a comprehensive review of the Company's operations and include an in-depth discussion of the strategic plans of the Company for the coming year. New directors are invited to visit the site locations in Egypt and Canada within two years of joining the Board of Directors. In addition, the Company schedules reviews of various governance topics relevant to the Company, with area experts. These reviews may include, for example, best practices in corporate governance, human resources, risk management including hedging, credit and information technology and a review of major environmental and geopolitical issues. On an annual basis, the Company canvases the directors to determine whether there are additional topics that they would like to see addressed in the forthcoming year. Each director of the Company is expected to maintain the level of expertise necessary to perform his or her responsibilities as a director. The Company provides a reasonable allowance for outside board education for each director on an annual basis.
In addition, the Board of Directors of the Company has adopted an orientation policy for new directors. Under the policy, a senior member of management (the Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer) organizes an orientation program for newly elected directors of the Company. The initial orientation includes a detailed briefing on all significant areas of the Company's operations by members of senior management. New directors are provided with a comprehensive board manual which contains a record of historical information about the Company, the charters of the Board and its committees and other relevant business information relating to the Company. All new directors, within 24 months of becoming a director, are invited to visit the Company's main operations. All directors receive an extensive package of materials prior to each Board meeting. These materials provide a comprehensive summary of each agenda item to be discussed. Similarly, committee members also are provided with a comprehensive summary on each agenda item to be discussed at committee meetings. Senior management are available to discuss each agenda item at the meetings.
The Company may cover the cost of relevant courses for directors. Mr. Clarkson graduated from the Institute of Corporate Directors - Director Education Program ("ICD DEP") in 2008, Mr. Herrick in 2009, Mr. Neely in 2017. Ms. MacKenzie graduated from the ICD DEP prior to joining the Board of Directors. Mr. MacDougall is currently enrolled in the program.
Directors were invited to participate in presentations dealing with director and officer liability and market conditions.
Directors are made aware of corporate director-focused educational seminars offered by third-party professional organizations.

Skills Matrix

On a regular basis, the Board of Directors reviews a skills matrix to ensure a full complement of skills is available from members of the Board to assist the Company. The most recent skills matrix was completed in 2017 and is set out below.

	Rob Jennings	Matt Brister	David Cook	Fred Dyment	Bob MacDougall	Susan MacKenzie	Steve Sinclair	Ross Clarkson	Lloyd Herrick	Randy Neely
DIRECTOR BACKGROUND
Current Number of Public Boards	1	1	1	3	2	4	1	1	1	1
Committees *	1	3	1,2	1*,2	3*	2*,3	1	CEO	COO	PRESIDENT
Director Since	2011	2017	2014	2004	2014	2014	2017	1995	1999	Nominee
AREA OF EXPERTISE
Audit / Accounting	x			x			x	x	x	x
M&A / Capital Markets	x	x	x	x	x		x	x	x	x
Oil & Gas Legal / Commercial			x			x		x	x	x
Engineering / Operations / G&G		x	x		x	x		x	x
Executive Management	x	x	x	x	x	x	x	x	x	x
Human Resources	x				x	x	x	x	x	x
Governance	x		x	x		x	x	x	x	x
Risk Management	x	x	x	x	x	x	x	x	x	x
INDUSTRY EXPERIENCE
Oil & Gas Exploration & Production	x	x	x	x	x	x	x	x	x	x
Marketing / Storage / Transportation		x	x			x		x	x
International	x	x	x	x	x	x		x	x	x
Government Relations	x		x	x			x	x	x	x
BOARD COMPOSITION
Geographic	Can	Can	DK	Can	Can	Can	Can	Can	Can	Can
Active Executive	N	N	Y	N	N	N	N	Y	Y	Y
Age	72	59	55	69	55	57	61	64	65	51
Gender	M	M	M	M	M	F	M	M	M	M
Notes:
Committees: 1 Audit Committee, 2 CHR&G Committee, 3 R&HSES Committee
* Denotes chair of the Committee

Diversity

The Board of Directors has adopted a diversity policy that pertains to Board nominations, executive officer appointments and employee hiring. Under the policy, selection will be made on the basis of the skills, knowledge, experience and character of individual candidates and the requirements of the Board, management and staff at the time and without reference to their age, gender, race, ethnicity, sexual orientation, physical disability or religion. The Company is committed to a meritocracy and believes that considering the broadest group of individuals who have the skills, knowledge, experience and character required to provide the leadership and skills needed to achieve the Company's business objectives, is in the best interests of the Company. While the Board recognizes the benefits of diversity within the Board, management and the Company in general, neither the Board nor management will compromise the principles of a meritocracy by imposing quotas or targets. In that regard, the Board has not adopted targets regarding women on the Company's Board or in executive officer positions for the reasons noted above.

There were two (2) directors recruited to the Board in 2017. The Company engaged a recruitment agency to prepare a list of candidates with the skills and knowledge required to serve on the Board without consideration to age, race, ethnicity, sexual orientation, physical disabilities or religion. Specific direction was given to include gender diversity in the search. The CHR&G Committee considered a comprehensive list of candidates and prepared a short list for further evaluation. The Board is confident that the two (2) candidates selected were done so based on merit. There was no recruitment for executive officer positions in 2017.

Specifically with respect to Board and executive officer gender diversity, to measure the effectiveness of this policy, the CHR&G Committee reviews periodically the process of identifying female candidates as potential nominees for board positions or executive positions and the skills, knowledge, experience and character of any such female candidates relative to other candidates to ensure that female candidates are being fairly considered relative to other candidates. The Board undertakes measures to ensure that the policy has been effectively implemented and to assess progress in achieving the objectives of the policy in connection with any future recruitment process.
Currently, one out of nine (12.25%) of the Company's independent directors is a woman and women hold nil out of four (0%) executive officer positions with the Company. The Board believes that its current membership has the expertise, skills, geographic representation, diversity, character and size to represent the interests of shareholders and appropriately address the Company's business needs.

Director Share Ownership
On January 22, 2013, the Board of Directors adopted a mandatory share ownership policy for directors. Directors are required to acquire and hold Common Shares and or DSUs with a minimum aggregate market value or original purchase cost or issued value of three (3) times the annual retainer fee that they are paid. Directors have a period of five (5) years from the date of the implementation of the policy on January 22, 2013, or from the date of their appointment as a director of the Company, whichever is later, to acquire the value required. Directors are required to confirm annually, for the Company's management information circular, their beneficial Common Share ownership position and that the required ownership is not hedged or otherwise forward sold.
Retirement Policy for Directors
The Board of Directors adopted a mandatory retirement policy. The Company's directors are not permitted to stand for re-election to the Board of Directors once they have reached the age of 75. The Board of Directors reserves the right to deviate from the policy under extenuating circumstances. The CHR&G Committee has the responsibility to evaluate annually the qualification of each director standing for re-election in the current year.
Retirement Policy for Executive Officers and Employees
The Board of Directors adopted a retirement policy for executive officers and employees of TransGlobe. Executive officers and other employees are eligible for approved retirement when the individual has greater than or equal to ten (10) years of service with the Company and is older than 55 years of age. The Board of Directors reserves the right to deviate from the policy under extenuating circumstances.
Code of Business Conduct and Other Governance Policies
The Company has adopted a corporate code of conduct which is applicable to the Company, its employees and contractors (the "Corporate Code of Conduct"). A copy of the Corporate Code of Conduct has been posted to SEDAR at www.sedar.com and to EDGAR at www.sec.gov.
The Corporate Code of Conduct for the Company is intended to guide employees' and contractors' activities to enhance value and to minimize situations where a conflict of interest could arise and where harm to the Company and its employees could occur. The Corporate Code of Conduct addresses responsibilities and values, insider trading, business relationships, entertainment, gifts and favours, compliance and monitoring. Adherence to the policy is monitored by management through routine supervisory practices and an annual Corporate Code of Conduct disclosure and sign-off process. When an investigation results in a finding that the Corporate Code of Conduct has been breached, the employee or contractor who has breached the Corporate Code of Conduct may, depending upon the seriousness of the breach, be subject to discipline up to and including termination of employment.
The Company has also developed a specific code of conduct for its directors and officers (the "Code") (which is also available on SEDAR and EDGAR). The Code provides generally that each individual being considered for nomination as a director must disclose to the CHR&G Committee all interests in relationships of which the director is aware at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, there is a positive onus on the director to make disclosure of the same to the Corporate Secretary or the Chairman of the Board. Each director is also required by the Code to report any known or suspected breach of the Code to the Chairman of the Board, and is annually required to review, sign and deliver to the Board Chair an executed copy of the Code.
TransGlobe has not experienced any known conduct of a director or executive officer that constitutes a departure from the Code requiring the filing of a material change report since the beginning of the Company's most recently completed financial year.
Pursuant to the Code, all directors have agreed to the following guidelines respecting conflicts of interest:

•
directors shall avoid situations that may result in a conflict or perceived conflict between their personal interests and the interest of the Company and situations where their actions as directors are influenced or perceived to be influenced by their personal interests;

•
each director must at all times comply fully with applicable law and should avoid any situation which could be perceived as improper, unethical or indicative of a casual attitude towards compliance with the law;

•
no director may hold a significant financial interest, either directly or through a relative or associate, or hold or accept a position as an officer or director in an organization in a relationship with the Company, where, by virtue of his or her position with the Company, the director could in any way benefit the other organization by influencing the purchasing, selling or other decisions of the Company, unless that interest has been fully disclosed in writing to the Board; and

•	a "significant financial interest" in this context is any interest substantial enough that decisions of the Company could result in gain for the director.
Last, in accordance with the Business Corporations Act (Alberta), directors who are a party to or are a director or an officer of a party to a material contract or material transaction, are required to disclose the nature and extent of their interest and are not permitted to vote on any resolution to approve the contract or transaction.
The Board provides leadership, supervision and support for the employees of the Company to uphold the principles articulated in the Corporate Code of Conduct.
Trading Policy
The Company has adopted a trading policy that ensures the Company and its directors, officers, employees and consultants satisfy legal and ethical obligations related to proper and effective disclosure of corporate information and the trading of securities with that information.

The trading policy also contains an anti-hedging provision which includes a prohibition on directors, officers and employees purchasing financial instruments such as prepaid forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge their underlying position in Company shares.

Disclosure Policy
The Company has adopted a disclosure policy to ensure that communication to the public is done in a timely, factual and accurate manner as well applicable to legal and regulatory requirements. The policy extends to all employees and contractors of the Company, its Board of Directors, and those authorized to speak on behalf of the Company.

EXECUTIVE COMPENSATION
LETTER TO SHAREHOLDERS
Fellow Shareholder:

The Compensation, Human Resources and Governance Committee ("CHR&G Committee) and Board of Directors believe in providing clear and transparent disclosure to help our shareholders understand the compensation paid to our executives, and the rationale behind our compensation decisions. With this letter to shareholders we outline our strategy and objectives, how we performed in 2017, and how this performance informed and guided our pay decisions during the year. A more detailed description of our compensation programs and decisions can be found in the Compensation, Discussion and Analysis (“CD&A”) following this letter.
Our Strategy
TransGlobe’s corporate strategy is to build long-term shareholder value through the profitable acquisition, exploration, development and exploitation of oil and gas assets. Since 2008 our efforts have been focused in the Middle East and North Africa region, and in 2016 we acquired Canadian assets with the intention of continuing to leverage our operational, administrative and managerial skills in a jurisdiction with lower inherent geopolitical risk. We believe that our expanded asset base provides us opportunity to execute our strategy of growing cash flow and asset value by increasing production and reserves through the drill bit and through further acquisition opportunities.
The Company continues to target future expansion efforts towards acquisition opportunities with similar characteristics to the West Gharib, West Bakr, Harmattan assets or corporate acquisitions. We target opportunities of a size not typically sought by major competitors but large enough to be impactful to TransGlobe, and with the potential to be self-sufficient from a cash flow perspective early in the development phase.
2017 Performance: 2017 was the year in which much of the hard work and hard choices made over the previous three (3) years to decrease operating, general and administrative and capital costs began to pay off in the form of increasing cash flows. Oil prices continued their improvement (which began in mid-2016) throughout 2017, ending the year at three and a half year highs. The Company also made very good progress on decreasing its unsold crude oil inventory, decreasing inventoried crude oil from over 1.2 million barrels at the end of 2016 to under 800,000 barrels at the end of 2017. Increased prices combined with decreased costs and a draw down on inventory all contributed to cash flow from operations and net income being at three (3) year highs. The Company's convertible debentures were successfully refinanced at very attractive interest rates with a prepayment agreement, which was also partially re-paid during the year.

In Egypt, the Company made significant strides to return the Egypt business to profitability in a lower oil price environment. The joint venture consolidation effort (approximately five (5) years of persistent effort) began to deliver tangible results through cost savings and efficiencies. This resulted in an 18% reduction in operating costs during 2017 on both a gross dollar and a $/bbl basis despite an increase in water cuts from the mature Eastern Desert fields. All of the remaining Eastern Desert exploration commitments were completed during the year and five development leases were established from exploration efforts over the previous three years. However, due to the continued challenged oil price environment and scale and nature of the established discoveries, the Company recognized an impairment of those assets. In the Western Desert, the Company successfully acquired, processed and interpreted the Northwest Sitra 3-D on plan and without incident; resulting in identification of approximately 21 risked prospects at year-end 2017. In addition, the mapping and risking was completed on South Ghazalat and South Alamein resulting in two risked prospects and multiple risked prospects being established for South Ghazalat and South Alamein, respectively, prior to year-end. The South Alamein Boraq evaluation was unsuccessful at Boraq 5. This sidelined a potential development project for 2018 and resulted in a partial impairment of the South Alamein assets.

In Canada, the Company took over field operations, accounting and land functions on February 1, 2017 from the previous operator without major incident and successfully reduced 2017 operating costs by 6% compared to historical costs. In Q2 the Company reduced the planned 2017 drill program to three wells (from original plan of four to eight wells) in order to keep the capital plan within forecasted divisional cash flow. The three well program was delivered on plan and without incident, resulting in an upgrade to the year-end reserves evaluation through reduced funding and development costs per well and improved per well performance (increased estimated ultimate resources) as well as lower operating costs. In addition, the Company completed a C$30 million reserve based loan which was partially utilized to repay the vendor take back loan established on the acquisition of the Canadian assets in 2016.

2017 Pay Decisions: The Board, on recommendation from the CHR&G Committee considers both corporate and individual performance in making its pay decisions each year.
Base Salaries: There was a 2% base salary increase in 2017 for all executives to align with general employee treatment, the first increase since 2014.
Short-term Incentive Plan: Based on Company results, the CHR&G Committee recommended and the Board approved a STIP corporate score of 0.75. For a more detailed discussion of the STIP refer to page 29 of the CD&A.
Long-term Incentive Plan: The 2017 LTIP grants were considered in May 2017 per the Company’s usual timing. The Board, on recommendation from the CHR&G Committee, revised the LTIP construct to remove the PSU floor and amended the LTIP mix to comprise 40% stock options, 40% options and 20% RSUs. Given the continued challenging macro-economic and commodity price environments, the Board exercised its discretion in the adjustment 2017 LTI grant values downward to below target levels. Total aggregate individual value awarded approximated 61% of targets set in 2014.
CEO Compensation: Mr. Clarkson's performance was assessed by the full Board on the achievement of 2017 corporate and CEO objectives. Mr. Clarkson’s compensation in 2017 was directly tied to corporate performance with 68% of his total direct compensation (“TDC”) at-risk. Mr. Clarkson received a 2% base salary increase, a STIP payout based on a STIP corporate scorecard score of 0.75, and a LTIP grant award of approximately 60% of target.

Compensation and Alignment to Performance
The Board remains confident that TransGlobe’s compensation program will enable the Company to attract, motivate and retain top talent and is well aligned to the interests of shareholders. We highlight the following elements:

•	Rigorous STIP with scorecard aligned to key operational, financial, and strategic objectives;

•	PSUs constitute 40% of the LTIP mix, with relative total shareholder return ("TSR") performance conditioning;

•	No pension plan, material benefits or perquisites; and

•	Executive officer share ownership guidelines of 3X base salary for CEO, 2X base salary for the President, COO and CFO and 1X base salary for other executive officers.

2018 Compensation Decisions Made
The Board decisions made year-to-date that relate to 2018 executive compensation include:

•	Promoted Randy Neely to President and Edward Ok to VP Finance and Chief Financial Officer in January 2018;

•	The new President and VP Finance and CFO executive employment agreements include a double trigger change of control provision;

•	Other than increases associated with promotions, held other NEO salaries constant from 2017 levels;

•	2018 STIP Scorecard construct approved, including operational, financial and strategic measures;

•	Revised LTIP construct to reduce executive targets by 40%; and

•	Revised director pay construct to eliminate committee fees, reduce cash retainer and reduce DSU grant targets.

Conclusion
We trust our approach to compensation programs further demonstrates our commitment to a pay-for-performance compensation philosophy and we will continue to re-evaluate current practices and monitor emerging best practices. We encourage you to engage with us on our approach to compensation and with any related questions you may have by emailing us at boardofdirectors@trans-globe.com.

On behalf of the CHR&G Committee, we thank you for taking the time to read our disclosure.

Signed: Susan MacKenzie	Signed: Robert Jennings
Chair, CHR&G Committee	Chairman, Board of Directors

COMPENSATION DISCUSSION & ANALYSIS

Role and Composition of the Compensation, Human Resources & Governance Committee
TransGlobe's Board of Directors is responsible for the oversight of compensation matters at TransGlobe. The CHR&G Committee assists the Board in establishing and overseeing director and executive compensation, including completing an annual review of the compensation of TransGlobe’s NEOs, other officers, employees and directors, as well as reviewing and considering other compensation-related matters. On an ongoing basis, the CHR&G Committee reviews succession planning, specifically, in relation to the positions of President and CEO and senior leadership positions.
Composition of the Compensation, Human Resources & Governance Committee
In 2017 the CHR&G Committee was comprised of three (3) independent directors (Ms. Susan MacKenzie, and Messrs. Fred Dyment, and David Cook). Each of these Directors has significant experience in board and senior management roles of domestic and international oil and gas exploration companies where they were responsible for designing, implementing and monitoring the effectiveness of executive compensation policies and practices.
The following is a brief description of the relevant skills and experience of each CHR&G Committee member.

CHR&G Committee	Independent	Relevant Skills and Experience
Susan MacKenzie (Chair)	Yes
Ms. MacKenzie is former chair of the Compensation & Human Resources Committee of Enerplus Corporation, chairs the Governance, Nominating and Compensation Committee of Freehold Royalties Ltd and serves on the Human Resources and Compensation Committee of Precision Drilling Corporation. As Vice President Human Resources for Petro-Canada, Ms. MacKenzie was responsible for the Company’s compensation programs and policies, for succession planning and leadership development and was Senior Management representative on the Management Resources & Compensation Committee of the Board. She holds the ICD.D designation from the Institute of Corporate Directors.

Fred Dyment	Yes
Mr. Dyment has over 40 years' experience in senior leadership and board of director roles in the oil and gas industry and brings a wealth of hands-on industry experience. Mr. Dyment also holds board positions and sits on the Compensation Committee of several private and public corporations.

David Cook	Yes
Mr. Cook has over 20 years' experience in senior leadership roles in the international oil and gas industry and is currently Head of Strategy for INEOS. Mr. Cook's experience includes significant practical experience with compensation and human resources.

Compensation Advisor
TransGlobe’s compensation policies have allowed the Company to attract, motivate, and retain a team of executive officers and employees working towards the common goal of enhancing shareholder value. In an effort to ensure that TransGlobe is maintaining a competitive compensation arrangement for its executive officers, directors and employees the CHR&G Committee has engaged the services of Hugessen Consulting Inc. ("Hugessen"), an independent compensation advisor. Hugessen has provided support to the CHR&G Committee understanding current market and industry trends as well as advising on specific CHR&G Committee matters related to executive compensation.
At no time since the most recently completed financial year of TransGlobe, has any other compensation consultant or advisor been retained by TransGlobe to assist the Board or the CHR&G Committee in determining the compensation of the executive officers or directors of TransGlobe.

Executive / Director Compensation Advisor Related Fees

Year	Executive Compensation Related Fees(C$)	All Other Fees(C$)
2017	18,947	14,427
2016	24,323	11,824

Compensation Approval Process
The following outlines elements of the CHR&G Committee's typical compensation approval process:

1	Review & Align	The CHR&G Committee reviews and confirms alignment of compensation philosophy and objectives with the compensation program and practices;
2	Consult	As deemed necessary the CHR&G Committee consults with its independent advisor on executive compensation;
3	Benchmark & Report	As deemed necessary by the CHR&G Committee the independent advisor conducts benchmarking against the pay comparator group, which is reviewed and approved by the CHR&G Committee;
4	Review & Analyze	If completed, the CHR&G Committee reviews any such benchmarking and with the input from its independent advisor develops a recommendation for the CEO and other executive compensation design;
5	Recommend	The CHR&G Committee recommends CEO and the other executive compensation to the Board;
6	Approve	Board approves CEO and other executive compensation, overall corporate compensation.

Introduction
The following section outlines the compensation programs in which the NEOs participate. For 2017, the NEOs were:

•	Ross Clarkson - President and CEO (currently CEO only)

•	Lloyd Herrick - Vice President and COO

•	Randy Neely - Vice President, CFO (currently President)

•	Brett Norris - Vice President Exploration

•	Albert Gress - Vice President Business Development (January - February 19, 2017)

TransGlobe's compensation program is based on a "pay-for-performance" philosophy, which supports the Company's commitment to the creation of long-term value for its Shareholders. The Company believes compensation should be aligned with Shareholders' interests, while also recognizing that TransGlobe's corporate performance is dependent on retaining highly trained, experienced and committed directors, executive officers and employees who have the necessary skill sets, education, experience and personal qualities required to manage the Company's business.
Executive Compensation Philosophy
TransGlobe's executive compensation programs are designed to attract, motivate and retain individuals of high caliber to serve as executive officers of the Company, to achieve the Company's strategic objectives, and to align the interests of executive officers with the long-term interests of the Shareholders:

•	Attract, motivate and retain: provide competitive compensation to attract, motivate and retain top talent as TransGlobe continues to progress its corporate objectives;

•
Pay for performance: target of median total direct compensation “TDC” (cash + target STIP + target LTIP) for median performance; incentive plans calibrated so that superior performance by the Company and individuals results in above-market median compensation; conversely, performance below expectations results in below-market median compensation; and

•	Flexibility and risk management: sufficiently flexible to adapt to unexpected developments, ensuring continuity of operations and minimization of risk.
TransGlobe targets TDC, specifically base salary and target short-term and long-term incentive awards (grant-date fair value), at the median relative to the pay comparator group.

Pay Comparator Group
The Company uses a pay comparator group in order to provide competitive market information to support pay level and pay mix decision-making, and to provide context regarding compensation design practices. The comparator group, detailed below, is based on the following selection criteria:

•	Issuers: oil & gas exploration and production companies;

•	Market Capitalization: target between approximately 0.5x - 2x that of TransGlobe;

•	Location: headquartered in Canada, US or the UK, with a focus on companies with producing assets; and

•
Operating location: Companies comprising the comparator group have international production, where possible; however, to ensure an adequately-sized comparator group, similar sized domestic producers are also included.

The pay comparator group was revised by the Board in August 2017, at which time TransGlobe was positioned at median on total revenue and market capitalization relative to the constituents.

TransGlobe 2017 Pay Comparator Group
Amerisur Resources PLC	Cona Resources Ltd (formerly Northern Blizzard Resources Inc.)	TransAtlantic Petroleum, Ltd.
Surge Energy Inc.	Eland Oil & Gas PLC	VAALCO Energy Inc.
Storm Resources Inc.	SDX Energy Inc.
Cardinal Energy Inc.	Orca Exploration Group Inc.
Tethys Oil AB	Sterling Resources Ltd.

The CHR&G Committee continues to monitor the pay comparator group to ensure the constituents remain comparable and relevant peers relative to TransGlobe.
Executive Compensation Design and Mix
There are three (3) major elements incorporated in TransGlobe’s executive compensation program: (i) base salary, (ii) STIP, and (iii) LTIP. The value of perquisites received by each of the NEOs are not in aggregate equal to or greater than $50,000 or 10% of the NEO’s total salary for the financial year. TransGlobe does not offer a savings plan or pension plan.
A significant portion of TransGlobe’s NEOs’ compensation is variable and linked to performance against our operational, financial, and strategic objectives under the STIP, and relative TSR and share price performance under the LTIP. The following charts illustrate CEO 2017 target TDC mix, as well as that of the other NEOs (on average).

Components of Compensation
Elements of Compensation

As outlined below, NEOs have the opportunity to receive compensation that is both guaranteed (“not at risk”) and variable (“at risk”).

Component	Risk	Objectives	Time Frame	Description
Base Salary	Fixed (not at risk)	Provides market competitive level of fixed compensation	Set annually	Only fixed component of TDC
Typically set in reference to median of pay comparator group
Individual NEO salary reflects level of responsibility, skills and experience
STIP	Variable (at risk)	Acknowledges progress on strategic priorities and rewards for achievement of annual performance goals	One year	Cash-based performance incentive
Payout based on combination of Board-approved financial, operational metrics and strategic objectives as well as individual performance. Also subject to Board discretion.
PSU Plan	Variable (at risk)	Rewards for performance and the creation of shareholder value	Three years	Annual grants

3-year cliff vesting (effective 2017, PSUs granted vest at 0% - 200% (pre 2017, PSUs granted vest at 50% - 150%). Performance measured against relative TSR performance vs TSX Oil & Gas Exploration and Production Index constituents.

RSU Plan	Variable (at risk)	Rewards for performance and the creation of shareholder value	Three years	Annual grants
Annual 1/3 vesting and payout based on weighted average price per share at which Common Shares traded on the TSX during the last five (5) trading days prior to due date
Option Plan	Variable (at risk)	Rewards for contribution to long-term stock appreciation	Five years	Annual grants
3-year vesting with 5-year term
Savings Plan	TransGlobe does not provide a savings plan
Pension Plan	TransGlobe does not provide a pension plan
Perquisites	Minimal
Benefits	Market competitive to other small and mid-cap issuers

Base Salary
NEO base salaries were reviewed in each of 2016 and 2017 with reference to the median of the pay comparator group and aimed to provide a fixed level of competitive pay. Each individual’s salary is set taking into account experience, level of responsibility, and skills. The NEOs received a 2% base salary increase in 2017 consistent with the general employee base and the first since 2014. The following table outlines 2017 NEO base salaries:

Position	Executive	2016 Base Salary (C$)	2017 Base Salary (C$)	Change from 2016
Chief Executive Officer	Ross Clarkson	$400,000	$408,000	2%
Chief Operating Officer	Lloyd Herrick	$349,000	$355,980	2%
Chief Financial Officer(1)	Randy Neely	$292,000	$297,840	2%
Vice President Exploration	Brett Norris	$262,000	$267,240	2%
Vice President Business Development (2)	Albert Gress	$287,000	$292,740	2%
Notes:
(1) Randy Neely was appointed President of the Company on January 11, 2018 and Edward (Eddie) Ok was appointed to Vice President Finance and Chief Financial Officer on January 11, 2018.
(2) Albert Gress ceased to be an officer on February 19, 2017 and received a pro-rated amount.

Short Term Incentive Plan

NEOs are eligible to participate in the STIP, which provides a cash-based reward for the achievement of annual financial, operational and progress towards strategic objectives as well as individual performance.
Plan Design
For NEOs, the STIP is linked to a combination of financial, operational, and strategic objectives at the corporate and individual levels and is structured as follows:

Base Salary $	X	STIP Target % Salary	X	Performance Score (1) (0 - 200%)	=	STIP Payout $

Note
(1) Performance score is based on the assessment of both corporate and individual performance for the financial year. The corporate and individual performance weighting for each of the NEOs is as follows:

Executive	Corporate Weight	Individual Weight
CEO	90%	10%
COO	85%	15%
CFO & VP Level	80%	20%

Target Award Levels
Under the STIP, each NEO has a target award (expressed as a % of base salary) with a minimum payout of 0% for performance at or below the threshold level, and maximum payout of 200% of target for performance at or above maximum.

Position	Executive	Below Threshold	Target	Max
Chief Executive Officer	Ross Clarkson	0%	70%	140%
Chief Operating Officer	Lloyd Herrick	0%	65%	130%
Chief Financial Officer	Randy Neely	0%	60%	120%
Vice President, Exploration	Brett Norris	0%	50%	100%
Vice President, Business Development	Albert Gress	0%	50%	100%

Performance Measurement
The following table outlines TransGlobe’s 2017 corporate scorecard which consists of five (5) operational objectives weighted at ~40% in total, three (3) financial objectives weighted at ~30% in total, and three (3) strategic objectives weighted at ~30% in total. All metrics have threshold, target, and maximum measures of performance.

Operational Objectives (40% weighting)	Financial Objectives (30% weighting)	Strategic Objectives (30% Weighting)
Production against budget	G&A cost reduction	Geographic optimization
2P Reserves growth	Operating cost reduction	Decrease crude oil inventory
Capital efficiency	Balance sheet stewardship	Human resources initiatives
Progress on exploration program
Health Environment Safety and Social Responsibility
Scored 19	Scored 40	Scored 16

2017 Performance Goals and Achievement
Operational:
In keeping with recent history the Company took a flexible approach to the capital and operational budget in 2017 in order to be reactive to changes to commodity prices (principally oil prices). In Q1 the Company approved a firm capital budget of $35 million and an additional contingent capital budget of ~$21 million ($56 million in total). Actual capital spend for 2017 was $38.2 mm. The contingent budget was predicated on oil prices remaining above $50, the Company being able to raise equity capital (following an expected rise in share prices, reflecting higher oil prices and higher cash flow and profitability) in the market and further success in NW Gharib development. By mid-year, while oil prices remained above $50 and showed signs of further strengthening the opportunity to raise equity capital did not materialize and results in NW Gharib were generally disappointing or inconclusive. As a result, the capital budget was decreased and production forecast expectations were adjusted.
Target production for the year was 16,000 to 18,000 Boepd while the Company achieved approximately 15,500 boepd or approximately 9% below the mid-range of target.
The Company had targeted delivering 1.5 million to 6 million Boe in 2P reserve additions in 2017 from a firm and contingent perspective - adjusted for production. Ultimately the Company delivered, net of production, reserves additions of approximately 1.5 mmboe against an adjusted target of 3.4 mmboe.
The Company also set a finding and developing cost target for Canada to motivate efficient and cost effective execution of its development plan. The Company effectively met its targets in that regard.
The exploration objectives for 2017 were focused on the acquisition, processing and interpretation of the NW Sitra seismic, generating drilling prospects to fulfill NW Sitra and South Ghazalat exploration commitments and generating South Alamein prospects for 2018 drilling. These objectives were largely achieved on budget and without incident.
Health, Safety, Environment and Stakeholder results were generally in-line with our goals for the year.

From a corporate perspective, management and the Board of Directors have put significant focus on improving health, safety and environment standards within the Company, implementing quantitative measurements and reporting standards which are directly tied to field personnel remuneration.

The individual measure scores were normalized for unplanned events and the assessed values for each category were as follows:

•	Production (weighting 15%): under-achieved on the mid-point of target by 9% and scored 0% of weighting;

•	Reserves (weighting 7.5%): year-end reserves volumes were 4% below target and scored 0% of weighting;

•	Finding and Development (weighting 2.5%): F&D were near target and scored 90% of weighting;

•	Exploration (weighting 5%): Exploration achieved its targets during the year and scored 100% of weighting; and

•	HSES (Weighting 10%): progress was made in 5 priority categories to improve HSES practices, resulted in a score of 100% of weighting.
Financial:
The philosophy adopted in setting the targets for 2017 was to focus on the factors that management has influence over, namely decreasing G&A and operating costs, financing and continued balance sheet stewardship. Of paramount importance during 2017 was the cost-effective refinancing of the Company's convertible debentures. Company management began a significant effort in late 2016 to develop a cost effective and non-dilutive plan to refinance the convertible debentures and vendor-take-back loan ("VTB") which arose on the Harmattan acquisition. The convertible debenture was refinanced in early 2017 through the successful closing of a Prepayment Agreement with Mercuria Energy Trading SA and the VTB was refinanced with a reserves based loan from ATB Financial in May of 2017. The Company had also established a target of raising equity capital during the year which was not achieved.
As part of a continued organization-wide goal of decreasing costs, collectively management and staff put in considerable, and at times painful, effort to decrease both G&A and operating costs. These efforts resulted in a significant over-achievement on both fronts.
The individual results and the assessed values for each category were as follows:

•	G&A cost reductions (weighting 5%): 9% reduction beyond target metrics scored 200% of weighting;

•	Operating cost reductions (weighting 10%): 6% and 18% reductions over and above target metrics in Canada and Egypt, respectively, which resulted in a score of 200% of weighting; and

•	Balance Sheet stewardship (weighting 15%): achieved re-financing goals and implementation requirements but did not raise equity capital resulting in a score of 67% of weighting.
Strategy:
From a strategic point of view, the Company had two (2) primary objectives: (i) growth in Canada; and (ii) decreased Egypt credit exposure through decreased inventoried crude oil levels. Management expected a positive market reaction to increased oil prices, increased profitability, recovered production capacity, decreased geo-political risk and successful debt re-financings however the anticipated increase in share price and share liquidity didn't materialize in 2017. As a result, the Company was not able to access equity capital to pursue further growth through acquisitions. Oil inventory was reduced by approximately 38% which was short of the goal of 50%.
Strategic (weighting 25%): assessed a score of 42% due to low level of Canadian expansion and underachieving crude oil inventory monetization; and

Human Resources (weighting 5%):

•	set a Company goal of increasing employee engagement and assessed a score of 100%.

2017 STIP Payouts
Based on the financial, operational and strategic performance results described above and their individual performance, the NEOs were awarded the following STIP payouts in respect of 2017:

Position	Executive	Actual STIP Payout C$(1)	% of Target
Chief Executive Officer	Ross Clarkson	$221,300	77%
Chief Operating Officer	Lloyd Herrick	$182,200	79%
Chief Financial Officer	Randy Neely	$143,000	80%
Vice President Exploration	Brett Norris	$106,900	80%
Vice President, Business Development	Albert Gress	-	-
Note
(1) Albert Gress ceased to be an officer of the Company in February 2017 and therefore was not eligible for a 2017 STIP payout.

Long Term Incentive Plan

In addition to the STIP, NEOs are eligible to receive an annual LTIP award. The Company's LTIP mix is comprised of 40% Options, 40% PSUs and 20% RSUs for all NEOs.
Due to the continued volatility in the crude oil market and resultant capital markets, the CHR&G Committee recommended and the Board approved exercising its discretion in 2017 LTI awards to NEO's. Individual aggregate NEO grant award values were approximately 61% of target.
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three (3) year period. In 2017 the PSU Plan was amended to eliminate the floor from the performance measurement. The performance measurement for grants post 2016 now reflects a potential vesting range of 0% - 200% of PSUs granted.
The PSU Plan is administered by the CHR&G Committee . All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account at grant is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five (5) day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

The 2017 PSU grant has a performance period from May 19, 2017 to May 18, 2020. PSUs vest at the end of the third year following the date of grant (i.e. May 18, 2020) and are paid in cash. Relative TSR over each three (3) year period is measured against the constituents of the TSX Oil and Gas Exploration and Production Index as at the beginning of the relevant performance period.
At vesting, the number of PSUs granted (including reinvested dividends) will be adjusted by the performance payout multiplier and the value of each PSU on the vesting date will be based on the previous twenty (20) day weighted average price of the Common Shares. The performance payout multiplier will range between 0% and 200% of PSUs granted based on performance according to the following schedule:

Relative TSR Rank vs. TSX Exploration and Producers Index	Performance Payout Multiplier(1)
At or below 25th Percentile	0%
TSR of greater than 25th percentile or less than 75th percentile will result in a vesting percentage calculated	Calculated based on percentile % > 25th percentile * 4%
At or above the 75th Percentile	200%
Note:
(1) The performance payout multiplier is interpolated between quartiles on a linear basis.

2017 PSU Grant
Due to the challenging commodity price environment and impact on Company share price, the CHR&G Committee recommended and the Board approved the use of discretion in revising PSU and RSU grant value levels downward to approximately 61% of target. The following PSU grants were made to NEOs in 2017:

Position	Executive	2017 PSU Grant
		% Base Salary	Number of Units Awarded	Grant-Date Fair Value(1) (C$)
Chief Executive Officer	Ross Clarkson	66%	124,700	269,352
Chief Operating Officer	Lloyd Herrick	60%	98,900	213,624
Chief Financial Officer	Randy Neely	48%	66,200	142,992
Vice President Exploration	Brett Norris	36%	44,500	96,120
Vice President Business Development	Albert Gress (2)	—%	—	—
Notes:
(1) The fair value of the grant of PSUs was determined based on the lattice-based trinomial pricing model. The assumptions used in determining such fair value at the date of grant are: risk-free interest rate of 0.65%, three (3) year term, volatility of 52.3%, dividend yield of 0%, and current share price of C$2.16. This approach to valuing the PSUs granted is consistent with the manner in which PSU grants are valued for the Company's financial statements which is in compliance with IFRS.
(2) Mr. Gress ceased to be an officer of the Company in February 2017 and therefore was not eligible for a PSU grant in 2017.

For further information regarding the PSU Plan, see Schedule B.

2017 RSU Grant

Position	Executive	2017 RSU Grant
		% Base Salary	Number of Units Awarded	Grant-Date Fair Value (C$)
Chief Executive Officer	Ross Clarkson	33%	62,300	134,568
Chief Operating Officer	Lloyd Herrick	30%	49,400	106,704
Chief Financial Officer	Randy Neely	24%	33,100	71,496
Vice President Exploration	Brett Norris	18%	22,300	48,168
Vice President Business Development	Alberta Gress(1)	—%	—	—
Note:
(1) Mr. Gress ceased to be an officer of the Company in February 2017 and therefore was not eligible for a RSU grant in 2017.

For further information regarding the RSU Plan, see Schedule C.

Option Plan
The Company's Option Plan permits the granting of options to purchase Common Shares ("Options") to directors, officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Option Plan is administered by the Board of Directors.

As at April 9, 2018 the Company had 3,804,553 Options outstanding and 3,415,984 Options available for issuance under the Option Plan.
In 2017, annual grants of Options were targeted to comprise 40% of the NEOs' LTIP (From 2014 to 2016, Options comprised 50% of the LTIP and , Options comprised 100% of the LTIP). All options granted and outstanding have a five (5) year term and vest one third (1/3) each on the first, second, and third anniversary following the date of grant, respectively.
2017 Stock Option Grant
On the recommendation of the CHR&G Committee , the Board exercised its discretion in awarding Options in a manner similar to the PSU and RSU awards, adjusting grants downward to approximately 61% of target. The following Option grants were made to NEOs in 2017:

		2017 Stock Options Awards
Position	Executive	% Base Salary	Number of Options Awarded	Grant-Date Fair Value (1) (C$)
Chief Executive Officer	Ross Clarkson	61%	355,200	248,640
Chief Operating Officer	Lloyd Herrick	55%	281,700	197,190
Chief Financial Officer	Randy Neely	44%	188,600	132,020
Vice President Exploration	Brett Norris	33%	126,900	88,830
Vice President Business Development	Albert Gress (2)	—%	—	—
Notes:
(1) For the purposes of determining the fair value of Options disclosed above, the lattice-based trinomial pricing model was used. The weighted average fair value of Options granted during 2017 was $0.70 based on the following assumptions: risk-free interest rate of 0.74%, five (5) year term, volatility of 48.7%, and no dividend yield. This approach to valuing the Options granted is consistent with the manner in which Option grants are valued for the Company's financial statements which is in compliance with IFRS.
(2) Mr. Gress ceased to be an officer of the Company in February 2017 and therefore was not eligible for an Option grant in 2017.
Annual Burn Rate under Equity Compensation Plans
The following sets forth information in respect of the number of Options granted under the Option Plan in the applicable year relative to the weighted average number of Common Shares outstanding in such year.

Plan Category	Year	Number of Options granted during the applicable year	Weighted-average number of Common Shares outstanding for the applicable fiscal year	Burn Rate
Option Plan	2017	952,400	72,205,369	1.3%
	2016	1,362,153	72,205,369	1.9%
	2015	939,000	73,489,746	1.3%

For further information regarding the Option Plan see Schedule D.
Executive Share Ownership
On February 10, 2015 the Board of Directors adopted a mandatory share ownership policy for executive officers. Executives are required to acquire and hold Common Shares and/or 50% of PSUs granted prior to 2017 and/or 100% of RSUs with a minimum aggregate market value or original purchase cost or issued value of: Chief Executive Officer - 3X annual base salary, President, Chief Financial Officer and Chief Operating Officer - 2X annual base salary and all other executive officers - 1X annual base salary. Executive Officers have five (5) years from the date of the implementation of the policy on February 10, 2015 or from their date of appointment as an executive officer of the Company, whichever is later, to acquire the value required.

Clawback
TransGlobe is subject to US securities laws by virtue of having its shares registered under the 1934 Act. TransGlobe is a foreign private issuer and is thus subject to the SOX and specifically section 304 of SOX. Section 304 of SOX states if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws, the CEO and CFO of the issuer shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and any profits realized from the sale of securities of the issuer during that 12-month period.

Incentive Plan Awards
Outstanding Share-Based and Option-Based Awards
The following table sets forth information with respect to the NEOs regarding option-based awards and share-based awards held as at December 31, 2017.

Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)	Number of shares or units that have not vested (#)(3)	Market or payout value of share-based awards that have not vested (C$)(4)	Market or payout value of vested share-based awards not paid out or distributed (C$)
Ross Clarkson
	250,000	9.13	13-Mar-2018
	306,000	7.26	19-May-2019	—	401,572	762,987	—
	306,000	4.99	14-May-2020	—
	420,681	2.19	17-Mar-2021	—
	355,200	2.16	18-May-2022	—
Lloyd Herrick
	219,000	9.13	13-Mar-2018
	243,000	7.26	19-May-2019	—	318,576	605,294	—
	243,000	4.99	14-May-2020	—
	333,678	2.19	17-Mar-2021	—
	281,700	2.16	18-May-2022
Randy Neely
	183,000	9.13	13-Mar-2018
	162,000	7.26	19-May-2019	—	237,108	450,505	—
	162,000	4.99	14-May-2020	—
	297,792	2.19	17-Mar-2021	—
	188,600	2.16	18-May-2022
Brett Norris
	114,000	9.13	13-Mar-2018
	109,000	7.26	19-May-2019	—	146,496	278,342	—
	109,000	4.99	14-May-2020	—
	160,002	2.19	17-Mar-2021	—
	126,900	2.16	18-May-2022
Albert Gress(2)
	-	-	-	-
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares at December 30, 2017 and the exercise price of the Options.

(2)	Albert Gress ceased to be an officer of the Company in February 2017. All unvested options expired on that date and Mr. Gress did not hold any unexercised Options.

(3)	The number of units shown equates to 100% of the 2015, 2016 and 2017 PSU grants plus accrued PSUs attributable to dividends paid and 100% of the RSU grants.

(4)
The value for 2015 and 2016 PSUs is calculated based on the closing price of the Common Shares at December 31, 2017 on the TSX and the minimum payout of 50% of PSUs awarded plus 50% of accrued dividends.  In 2017 the at risk portion of the PSUs was increased to 100% resulting in there being no value attributable to the 2017 PSU grant. The value for 2017 RSUs is calculated based on the closing price of the Common Shares at December 31, 2017 on the TSX. The actual amount which will be paid out will differ from the amount shown.  The amount paid out will depend on the number and value of PSUs which vest and the fair value of the Common Shares at the time of vesting. PSUs and RSUs are settled in cash.

Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each NEO, the value of option-based awards and the value of share-based awards which vested during the year ended December 31, 2017 and the value of non-equity incentive plan compensation earned during the year-ended December 31, 2017.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year (2)	Non-equity incentive plan compensation – Value earned during the year(3)(C$)
Ross Clarkson	—	182,460	221,300
Lloyd Herrick	—	144,908	182,200
Randy Neely	—	96,769	143,000
Brett Norris	—	64,994	106,900
Albert Gress(4)	—	—	—
Notes:

(1)
Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options.

(2)	Represents the aggregate dollar value of the PSUs that vested.

(3)	Reflects the annual STIP Compensation earned by the NEO in respect of the last completed financial year.

(4)	Albert Gress ceased to be an officer of the Company in February 2017.
CEO Compensation & Review
Mr. Clarkson is entitled to a base salary, a target STIP opportunity of 70% of base salary, and a target LTIP opportunity of 275% of base salary. For 2017, base pay increased 2%, his STIP bonus was based on a corporate score of 0.75 and individual score of 1.0 and his LTIP award was granted on the basis of 61% of target representing roughly a 1% increase in grant value from the prior year.
Performance Overview
Mr. Clarkson's 2017 individual performance was assessed by the CHR&G Committee and reviewed with and approved by all independent directors of the Board. His individual leadership contributions to the achievement of the Company's 2017 STIP annual objectives were considered, as well as his efforts with respect to progressing longer term strategic execution, stakeholder engagement, succession planning and organizational effectiveness.  On the basis of the performance review, Mr. Clarkson's 2017 individual performance score was assessed as meeting target.  Mr. Clarkson's 2017 STIP award reflected this level of achievement. However the Board, on the recommendation of the CHR&G Committee , in May 2017, determined to exercise its discretion and maintain the reduction in Mr. Clarkson's LTIP award due to the ongoing macro-environmental challenges facing the Company.

Summary of CEO Compensation

Compensation Component	Design (at Target)	2017 Actual (C$)
Base Salary	Target median relative to 2017 comparator group	$408,000
STIP	70% of base salary	$221,300 (54% of base salary)
LTIP	275% of base salary (40% PSUs, 20% RSUs and 40% options)	$652,560 (grant date fair value) (159% of base salary)
Total Direct Compensation	$1,815,600	$1,281,860
Benefits and Perquisites	Minimal	Lesser of 10% of salary and $50,000
Pension Plan	TransGlobe does not offer a pension plan	n/a

CEO compensation will differ from realized compensation due to the inclusion of estimates of value for non-cash based items such as Options, PSUs (beginning in 2014) and RSUs (beginning in 2017).

Performance Graph
The following graph illustrates TransGlobe's five-year cumulative shareholder return, as measured by the closing price of the Common Shares at the end of each financial year, assuming an initial investment of C$100 on December 31, 2012, compared with the S&P/TSX Composite Index and the S&P/TSX Oil & Gas Exploration and Producers Index assuming the reinvestment of dividends where applicable.

	Year ended
	2012	2013	2014	2015	2016	2017
TransGlobe Energy Corporation	100	95	52	27	24	20
S&P/TSX Composite Index	100	110	118	105	123	130
S&P/TSX Oil & Gas Exploration & Production Index	100	110	83	54	82	70
The comparison of TransGlobe's share price performance from 2012 to 2017 with the broad indices is not indicative of the Company's overall growth or of the challenges that have faced the Company and management during that time period. In January 2011, a political revolution ("Arab Spring") occurred in Egypt (and elsewhere in the Middle-East) that led to the resignation of the long in power Mubarek government. At the same time in Yemen the political revolution led to civil war, and as a result, TransGlobe has now divested all of its interests in Yemen. Over the course of the past five (5) years, Egypt has struggled both economically and politically. In the midst of these challenges TransGlobe grew its Egyptian production, decreased the credit risk associated with its crude oil sales and diversified its base business into Canada. Unfortunately, the Company also had some exploration disappointments on both acquired lands and new exploration concessions in Egypt and the civil strife in Yemen, resulting in significant financial impairments of those assets over the past three years. As a result the successes achieved by the Company have been overshadowed by these disappointments and by the sustained decrease in worldwide crude oil prices and market disinterest in Oil and Gas stocks (clearly shown in graph above). The operational and management successes required significant efforts on the part of both management and staff and the CHR&G Committee has attempted to adequately recognize those efforts while balancing the fiscal limitations confronting the Company and the experience of its shareholders.

Summary Compensation Table
The following table sets forth, for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, the compensation paid by the Company to the NEOs for services rendered in all capacities.

					Non-equity incentive plan compensation
Name and principal position	Year	Salary (C$)	Share-based awards (C$)(1)(2)	Option- based awards (C$)(2)	Annual Incentive Plans(3) (C$)	Long-term incentive plans	All other compensation (including termination payments)	Total compensation (C$)
Ross Clarkson, President and Chief Executive Officer	2017	408,000	403,920	248,640	221,300	n/a	n/a	1,282,860
	2016	400,000	334,058	300,865	407,000	n/a	n/a	1,441,923
	2015	400,000	361,805	415,572	140,000	n/a	n/a	1,317,377
Lloyd Herrick, Vice-President and Chief Operating Officer	2017	355,980	320,382	197,190	182,200	n/a	n/a	1,055,754
	2016	349,000	264,969	238,642	331,000	n/a	n/a	1,183,611
	2015	349,000	287,347	330,013	113,500	n/a	n/a	1,079,860
Randy Neely, Vice-President, Finance, Chief Financial Officer and Secretary	2017	297,840	214,488	132,020	143,000	n/a	n/a	787,348
	2016	292,000	236,473	212,976	256,000	n/a	n/a	997,449
	2015	292,000	191,884	220,009	87,500	n/a	n/a	791,393
Brett Norris, Vice-President Exploration	2017	267,240	144,288	88,820	106,900	n/a	n/a	607,248
	2016	262,000	127,054	114,431	191,000	n/a	n/a	694,485
	2015	262,000	128,881	148,031	72,000	n/a	n/a	610,912
Albert Gress,(4) Vice President Business Development	2017	2,252	—	—	—	n/a	682,590	684,842
	2016	287,000	119,113	107,278	—	n/a	n/a	513,391
	2015	287,000	141,289	161,611	72,000	n/a	n/a	661,900
Notes:
(1) The following assumptions were used in determining the fair value of option-based awards and share-based awards:

	Granted in 2017			Granted in 2016		Granted in 2015
	Options	PSUs	RSUs	Options	PSUs	Options & PSUs(6)
Weighted average fair value of options granted (C$)	$0.70	n/a	n/a	$0.72	n/a	$1.36
Risk-free interest rate	0.74%	1.73%	1.73%	0.54%	0.84%	0.67%
Life expectancy in years	5	3	3	5	5	5
Expected volatility	48.7%	54.0%	54.0%	49.8%	52.3%	51.4%
Dividend yield rate	0%	0%	0%	0%	0%	4%
Early exercise factors year 1 - 5	0%/10%/20%/30%/40% Respectively			0%/10%/20%/30%/40% Respectively		0%/10%/20%/30%/40% Respectively
See "2017 PSU Grant", "2017 RSU Grant" and "2017 Stock Option Grant" for details relating to the determination of fair valued PSUs and Options granted.

(2)
Reflects the aggregate grant date fair value of PSUs awarded to the NEO under the Company's LTIP, which includes the annual grant along with awards granted in respect of dividend payments. The fair value of dividend reinvestments are calculated using the same input variables as described in footnote (1), adjusted to reflect the appropriate values at the date of grant of the dividend reinvestments. The following table summarizes the fair value of the annual grant and reinvested dividends for each NEO:

	2017(7)		2016(7)	2015
	Annual PSU Grant (C$)	Annual RSUs Grant (C$)	Annual Grant (C$)	Annual Grant (C$)	Reinvested Dividends (C$)
Ross Clarkson	269,352	134,568	334,058	335,794	26,011
Lloyd Herrick	213,624	106,704	264,969	266,686	20,661
Randy Neely	142,992	71,496	236,473	178,086	13,798
Brett Norris	96,120	48,168	127,054	119,610	9,271
Albert Gress (4)	—	—	119,113	131,128	10,161
The actual amount of PSUs and RSUs to be received at maturity from reinvested dividends will be determined in the same manner as original awards, described herein on page 32.

(3)	Reflects the cash amounts awarded to the NEO under the Company's STIP. Amounts are presented in the year in which they became payable.

(4)	Albert Gress ceased to be an officer of the Company in February 2017 prior to the payment of the 2016 annual STIP award.

(5)
The value of perquisites received by each of the NEOs, including property or other personal benefits provided to the NEOs that are not generally available to all employees, were not in aggregate equal to or greater than C$50,000 or 10% of the NEO's total salary for the financial year. There were no pension contributions made to any of the NEOs in 2016.

(6)	No RSUs were granted to NEOs in 2016 or 2015.

(7)	No dividends were paid in 2017 or 2016.

(8)	Randy Neely was promoted to the position of President of the Company on January 11, 2018 and Edward Ok was appointed Vice President Finance and Chief Financial Officer on January 11, 2018.

Options Exercised During the Year Ended December 31, 2017
As at December 31, 2017 there were 4,958,553 Options outstanding under the Company's Option Plan representing approximately 7% of the outstanding Common Shares. In total, none of the outstanding Options were "in-the-money" at December 31, 2017. Option grants in 2017 of 952,400 were approximately 1.0% of the outstanding Common Shares. In 2016 and 2015 Option grants were 1,212,153 and 820,000 or approximately 1.6% and 1.1% of the outstanding Common Shares at December 31, 2016 and 2015 respectively.
No options were exercised by NEOs during the year ended 2017.

Employment Agreements

The Company entered into Executive Employment Agreements (“Employment Agreements”) with all of the NEOs effective the dates noted below:

•	Ross Clarkson, CEO - December 4, 1996 (CEO and President until January 11, 2018)

•	Lloyd Herrick, COO - April 28, 1999

•	Randy Neely, President - January 11, 2018

•	Brett Norris, VP Exploration- April 9, 2012
Edward Ok, CFO - January 11, 2018

•	Albert Gress, VP Business Development - March 13, 2011 (Ceased to be an officer of the Company on February 19, 2017)

These Employment Agreements cover the various aspects of their duties and cover subjects such as compensation components, termination of employment, non-solicitation, and confidentiality.

Termination Compensation
Each of the Employment Agreements may be terminated by the executive officer on 2 months' written notice.
If a NEO is terminated without cause the Company will pay them an amount equal to 24 months of their then current salary (for Mr. Norris and Mr Gress, an amount equal to 18 months of his then current salary), an amount equal to 10% of the above amount in lieu of benefits, a pro-rata payout of outstanding PSUs at the deemed performance multiplier, and all unvested options granted to the NEO that will vest in the 2 years after termination will immediately vest and will be exercisable for 30 days.
If there is a change of control (as defined in the applicable Employment Agreement) of the Company a Messrs. Clarkson, Herrick and Norris within 90 days after that event, may elect to terminate the Employment Agreement and his employment, and the Company will pay to the NEO an amount equal to 24 months of his then current salary (for Mr. Norris an amount equal to 18 months of his then current salary), an amount of 10% of the above amount in lieu of benefits, two times the average of the two most recent annual bonuses paid to the NEO (if any), and all unvested options granted to the NEO shall immediately vest and be exercisable for 30 days. On January 11, 2018, Messrs. Neely and Ok signed newly designed executive employment agreements that contain a double trigger provision for change of control and good reason provisions. If a NEO should die during the term of the Employment Agreement, the Company is required to pay his estate an amount equal to six (6) months of his then current salary. The Employment Agreements also provide for the customary medical, dental and life insurance benefits and vacation entitlement.
If a NEO is terminated for just cause, the Company shall only pay the NEO the pro-rata amount for services up to and including the termination date at the NEO's then current salary, plus any accrued and unused vacation pay and reimbursable expenses.
The Employment Agreements each contain an evergreen confidentiality provision, a 1-year non-competition provision and a 6-month non-solicitation provision.
Termination of employment provisions are in place for each NEO under their respective Employment Agreements.

		Termination
Name	Current Salary (per month)(C$)	Not for Cause assuming at December 31, 2017 (C$)	Change of Control assuming at December 31, 2017(2)(C$)
Ross Clarkson	$34,000	$942,316	$1,570,616
Lloyd Herrick	$29,665	$816,010	$1,329,211
Randy Neely(3)	$24,820	$783,528	$1,182,528
Brett Norris	$22,270	$454,306	$752,206
Notes:

(1)
In addition, in accordance with the Company's Option agreements, in the event of a change of control (as defined in the Option agreement), all of the NEO held Options may be exercised on or before the earlier of the expiration time of the Options and 4:00 p.m. (Calgary time) on that date which is 60 days after the date of notice to the Optionee of such change of control.

(2) In the event of a change of control, the Board will undertake to negotiate a rollover of PSUs and RSUs to like instruments of the acquirer. If that is not achievable the PSUs will vest in accordance with performance requirements (as applicable to PSUs) and be payable within 55 days of the change of control.

(3)	On January 11, 2018, Mr. Neely entered into a new employment agreement as President which included a double trigger (Change of Control and Good Reason required) for a change of control payment.

Risk Management
The CHR&G Committee, with assistance from the Board monitors the risks associated with the Company’s compensation programs. The CHR&G Committee concluded that the Company’s compensation programs do not create an environment where executive officers or employees would be encouraged to take excessive risk that could have a material adverse impact on the Company.
The Board believes that, among other facts, the following elements of the compensation programs help to discourage inappropriate risk-taking. In addition to the following list, the CHR&G Committee conducts scenario testing and stress testing of compensation program elements to ensure proper alignment of incentive programs while continuing to allow for the use of informed judgment.

Risk Management Tool	Description
Capping STIP Payout	Cap (as a percent of base salary) the amount NEOs can receive under the STIP
STIP and LTIP Approach	Use of performance ranges for annual incentive and LTIP to make sure grants are effectively linked to actual performance and not unduly influenced by one-time events
Anti-hedging & Anti-Monetization
The Board adopted a policy in 2014, applicable to Company insiders (including NEOs and Directors), that prohibits an executive officer from purchasing any financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer

Director and Executive Share Ownership Requirements	Require directors to meet share ownership requirements of 3X their annual retainer and for executives to meet a multiple of salary 3X for CEO, 2X for President, COO and CFO and 1X for other executives
Compensation Approval Process	Require the Board to review and approve executive compensation recommendations
Clawback
CEO and CFO are required to reimburse Company for any bonus or other incentive-based or equity-based compensation and any profits realized on the sale of securities during 12-month period following an accounting restatement.

The CHR&G Committee continues to monitor and review emerging market programs and practices related to risk management of compensation practices.

Securities Authorized for Issuance under Equity Compensation Plans
The following table presents information concerning securities authorized for issuance under the Company’s equity compensation plans as at December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders (1)	4,958,553	C$5.10	1,174,584
Equity compensation plans not approved by securityholders(2)	n/a	n/a	n/a
Total	4,958,553	C$5.10	1,174,584
Notes:
(1) Represents outstanding Options at December 31, 2017.
(2) The Company's DSUs, (which are issuable only to directors and not employees or executive officers), RSUs and PSUs can only be settled in cash.
(3) In the year ended December 31, 2017, the Company issued no Common Shares pursuant to the exercise of Options.

2018 Compensation Decisions

The CHR&G Committee continues to seek out opportunities to strengthen the Company's alignment with best practices in compensation and good governance. In 2018, the CHR&G Committee recommended and the Board resolved that executive salaries would not be increased. The Board revised the LTIP construct by reducing LTIP targets for executives by 40%. The Board also revised the director pay construct to eliminate committee fees, reduce cash retainer and reduce DSU grant targets.
Indebtedness of Directors and Executive Officers
As at the date hereof there is no indebtedness outstanding by directors, executive officers or employees or former directors, executive officers or employees of the Company to the Company or any of its subsidiaries.

Succession Planning
Annually, the CHR&G Committee undertakes a detailed review of the Company's leadership needs, risks, bench strength, diversity, development plans, performance and progress. Management ensures that selective external assessments are undertaken resulting in individual-specific development plans tailored to both short and long term organizational requirements.  "Succession Plan and Leadership Development" is a standing agenda item in each CHR&G Committee meeting with progress reported to the Board.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as contained herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Shares, any other Informed Person (as defined in NI 51-102), any proposed director of the Company or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.
OTHER MATTERS COMING BEFORE THE MEETING
Management of the Company knows of no other matter to come before the Meeting other than as set forth above and in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the person voting by proxy.
ANNUAL INFORMATION FORM
A copy of the Company's Annual Information Form, filed with the securities commissions or regulatory authorities in each of the Provinces of Canada and the SEC, may be obtained without charge by writing to the Corporate Secretary of the Company at the address listed below, or from SEDAR, the Canadian electronic securities filing system, at www.sedar.com or EDGAR at www.sec.gov.
ADDITIONAL INFORMATION
Additional information respecting the Company is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information respecting the Company is provided in the Company's comparative annual consolidated financial statements and management's discussion and analysis for its most recently completed financial year. Securityholders can access this information on SEDAR at www.sedar.com, EDGAR at www.sec.gov or by request to the Corporate Secretary of the Company at the following address:
TransGlobe Energy Corporation
Suite 2300, 250-5th Street S.W.
Calgary, Alberta T2P 0R4
Phone: (403) 264-9888
Facsimile: (403) 770-8855

Schedule A

Charter of Board of Director Governance

The Charter of Board of Director Governance outlines the specific roles and duties of the Company’s directors.

GENERAL BOARD RESPONSIBILITIES

It is the responsibility of the Board of Directors to diligently oversee the direction and management of the Company while adhering to the highest ethical standards. Specific responsibilities are as follows:

Strategic Planning & Budgets

•	Meet at least annually in a strategy session to review and adopt the Company’s strategic business plan.

•	Review and adopt the Company’s corporate objectives, financial plans and budgets.

•	Review corporate performance against strategic plans, corporate objectives, financial plans and budgets.

Risk Management

•	Review semi-annually the risks identified by the Officers’ Risk Committee.

•	Identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks.

•	Ensure that the risks are appropriate, thoroughly understood and studied and are in line with achieving our corporate goals.

Communication Review

•	Review annually, the Company’s Corporate Disclosure Policy and ensure that it is being followed.

Executive Personnel

•	Approve the hiring of senior officers.

•	Establish and review annually, job descriptions for executive officers.

•	Monitor and measure senior officers’ performances.

•	Ensure all executive officers have current employment, non-competition and confidentiality agreements.

•	Review major Company organizational and staffing issues.

•	Succession planning for the CEO and other key officers.

Systems Integrity

•	Ensure that the Company maintains appropriate internal controls and management information systems.

•
Ensure that the Company, its executives and employees conduct themselves in an ethical manner and in compliance with laws, regulations, audit and accounting principles and the Company’s own governing policies.

•	Ensure that the Board of Directors has free and full access to management regarding all matters of compliance and performance.

•
Ensure that Company has adopted a code of conduct for the company’s principal executive officer, senior financial officers and all employees. Review the Company Code of Conduct annually and approve amendments by a simple majority of the Board of Directors.

Material Transactions

•
Review and approve any material transactions outside of the corporate budget, including but not limited to long term contracts, licenses or obligations which will outlive an individual's relationship with the Company.

Whistleblower Mechanism

•
Adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Board with concerns about conduct which the employee reasonably believes constitutes fraud or some other violation of law. The mechanism must include procedures for responding to, and keeping of records of, any such expressions of concern.

BOARD STRUCTURE AND FUNCTION

Composition of the Board of Directors

•	Ensure that the majority of Directors are “independent” as defined by the Company's governing regulatory bodies.

Annual Disclosure of Directors

•	Publicly disclose conclusions as to the independence of the directors as defined by the Company's governing regulatory bodies.

Nominating and Assessing Directors

•	Nominate new board members as required and assess current directors’ performances.

•	Review promptly the continued Board membership of any director whose employment or professional status has materially changed.

Position of Chairman of the Board

•	Ensure the Chairman of the Board is an independent director.

Board Evaluation

•	Review and assess its own performance in fulfilling its duties outlined in this charter and any other duties charged to the Board, including the performance of individual directors.

Examination of Size of Board

•	Annually review the size of the Board and the impact of that size on the effectiveness of the Board.

•	Consider whether it is appropriate to reduce or increase the size of the Board.

Compensation of Directors

•	Annually review the adequacy and form of all compensation paid to Directors.

•	Consider that compensation should reflect responsibilities and risk.

Composition of Board Committees

•	Consider that Board committees should generally consist of outside directors.

•
Ensure that the directors on the Audit Committee, Compensation, Human Resources and Governance Committee and the Reserves, Health, Safety, Environment & Social Responsibility Committee are independent and unrelated directors.

•	Review the independence of all directors with respect to various regulatory requirements and ability to serve on any Committee.

Audit Committee

•
Assign general responsibility to the Audit Committee to oversee (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (3) the appointment, compensation, independence and performance of the Company’s auditors.

•	Ensure that all committee members are independent.

•	Review the Audit Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•	Nominate a financial expert (as defined by the SEC) to the Board of Directors and appoint to the Audit Committee.

•	Review and consider a presentation by the Officers’ Risk Committee twice per annum.

Reserves, Health, Safety, Environment & Social Responsibility Committee

•
Assign general responsibility to the Reserves, Health, Safety, Environment & Social Responsibility Committee to oversee (1) the integrity of the oil and gas reserves of the Company, (2) compliance by the Company with legal and regulatory requirements related to reserves, and (3) qualifications, independence and performance of the Company’s independent Reserves evaluators, and performance of the Company’s procedures for providing information to the independent Reserves evaluator.

•
Assign general responsibility to the Health Safety Environment & Social Responsibility Committee to oversee the development and implementation of an effective HSES management system to ensure that the Company’s activities are planned and executed in a safe and responsible manner.

•	Engage or authorize investigations into any matters within the scope of its responsibilities.

•	Review the Reserves, Health, Safety, Environment and Social Responsibility Charter annually and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

Compensation, Human Resources and Governance Committee

•
Assign general responsibility for senior executive compensation to the Compensation, Human Resources and Governance Committee, including a review of compensation and performance in relation to Corporate Objectives.

•	Engage as considered necessary a third party compensation consultant to assist in the review of executive and board compensation.

•	Produce or approve annually a report on executive compensation for inclusion in Company’s annual management information circular.

•	Assign general responsibility for governance to the Compensation, Human Resources and Governance Committee.

•	Ensure appropriate orientation for new directors.

•	Review the Compensation, Human Resources & Governance Committee Charter annually and, when necessary, suggest changes to its Charter, to be endorsed by the entire Board.

•	Review annually the Company's long term incentive plans and the incentive stock option plan.

•	Approve all grants under the Company's stock-based long-term incentive compensation plans.

Officers’ Risk Committee

•	Semi-annually receive an assessment of the risks affecting the Company (“Corporate Risk Profile”).

•	Review annually the Charter of the Officers’ Risk Committee and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•
Assign general responsibility to the Officers’ Risk Committee to monitor and manage business risk including (a) annually coordinating the development of an assessment of the risks affecting the company (b) annually overseeing a review and evaluation of the Corporate Risk Profile, (c) develop action plans to address critical risks as needed, (d) monitor emerging risks to the Company and (e) communicate material findings, recommendations and any related action plans to the Audit Committee and Board of Directors as appropriate.

Outside Advisors for Directors

•	Ensure that individual directors are permitted to engage outside advisors at the Company’s expense.

General

•	Perform such other functions as prescribed by law and in the Company’s by-laws.

Amendments to Charter of Director Governance and Expectations

•	Annually review this Charter and propose amendments to be ratified by a simple majority of the Board of Directors.

Schedule B
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU Plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three (3) year period.
The PSU Plan is administered by the CHR&G Committee . All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five-day weighted average trading price of the Common Shares on the TSX(or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

In the event of a Change of Control (as defined in the PSU Plan), the Board will undertake to negotiate with an acquirer a “rollover” of unvested PSUs into securities of like-securities of the acquirer on the principle that the vesting, performance conditions, and economic value of the replacement units will be the same as the existing units under the TransGlobe plan. On a Change of Control where TransGlobe remains a publicly traded issuer, the unvested PSUs will continue to vest in accordance with the terms and conditions of the PSU Plan. PSUs granted under the PSU Plan are non-transferable and non-assignable. The CHR&G Committee may amend, suspend or terminate the PSU Plan without notice or shareholder approval, subject to applicable law and provisions of the PSU Plan.
If a PSU Participant's employment or service as an employee of the Company or related entity is terminated for cause or the PSU Participant resigns, then any PSUs credited to the PSU Participant under the PSU Plan which have not vested on or before the separation date (as defined in the PSU Plan) for the PSU Participant are forfeited and cancelled effective on the separation date and will terminate without payment.
The payment amount in respect of the PSU Participant's vested PSUs shall be paid by the earlier of (i) the sixtieth (60th) day after the separation date, and (ii) the final payment date (as defined in the PSU Plan). In the event a PSU Participant takes a leave of absence, other than an approved leave of absence, all PSUs granted to the PSU Participant that have not then vested shall terminate and be null and void, subject to the Board's sole and absolute discretion to determine otherwise and applicable law.
In the event of the approved retirement (as defined in the PSU Plan) of any PSU Participant who is not a U.S. Taxpayer, at the sole discretion of the Compensation and Human Resources Committee: (i) the PSU Participant shall continue to be a PSU Participant; or (ii) any PSUs granted to the PSU Participant under the PSU Plan which, as of the date of their approved retirement have not yet vested, shall remain outstanding and be performance measured and paid in accordance with the PSU Plan. Upon the approved retirement of any PSU Participant that is a U.S. Taxpayer any PSUs credited to the PSU Participant which have not become payable on or before the separation date for the PSU Participant are forfeited and cancelled effective on the separation date and shall terminate without payment.
Upon the death of a Participant, all PSUs granted to the PSU Participant under the PSU Plan which, as of the date of the death of the PSU Participant, have not vested shall immediately vest and, for such purpose, the vesting percentage will be calculated based on the most recently completed fiscal quarters or years since the award date. The valuation date will be the last day of the most recently completed fiscal quarter of the Company and payment shall be made on the earlier of (i) the sixtieth (60th) day after the death of the PSU Participant, and (ii) the final payment date (as defined under the PSU Plan).

Schedule C
Restricted Share Unit Plan
On May 20, 2014, the Board adopted a RSU Plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of RSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three (3) year period.
The RSU Plan is administered by the CHR&G Committee. All employees of the Company and its related entities are eligible to participate in the RSU Plan ("RSU Participants"). The number of RSUs to be credited to a RSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the RSU Participant's compensation to be paid as RSUs by (b) the five-day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

In the event of a Change of Control (as defined in the RSU Plan), the Board will undertake to negotiate with an acquirer a “rollover” of unvested RSUs into securities of like-securities of the acquirer on the principle that the vesting, performance conditions, and economic value of the replacement units will be the same as the existing units under the TransGlobe plan. On a Change of Control where TransGlobe remains a publicly traded issuer, the unvested RSUs will continue to vest in accordance with the terms and conditions of the RSU Plan. RSUs granted under the RSU Plan are non-transferable and non-assignable. The CHR&G Committee may amend, suspend or terminate the RSU Plan without notice or shareholder approval, subject to applicable law and provisions of the RSU Plan.
If a RSU Participant's employment or service as an employee of the Company or related entity is terminated for cause or the RSU Participant resigns, then any RSUs credited to the RSU Participant under the RSU Plan which have not vested on or before the separation date (as defined in the RSU Plan) for the RSU Participant are forfeited and cancelled effective on the separation date and will terminate without payment.
The payment amount in respect of the RSU Participant's vested RSUs shall be paid by the earlier of (i) the sixtieth (60th) day after the separation date, and (ii) the final payment date (as defined in the RSU Plan). In the event a RSU Participant takes a leave of absence, other than an approved leave of absence, all RSUs granted to the RSU Participant that have not then vested shall terminate and be null and void, subject to the Board's sole and absolute discretion to determine otherwise and applicable law.
In the event of the approved retirement (as defined in the RSU Plan) of any RSU Participant who is not a U.S. Taxpayer, at the sole discretion of the Compensation and Human Resources Committee: (i) the RSU Participant shall continue to be a RSU Participant; or (ii) any RSUs granted to the RSU Participant under the RSU Plan which, as of the date of their approved retirement have not yet vested, shall remain outstanding and be performance measured and paid in accordance with the RSU Plan. Upon the approved retirement of any RSU Participant that is a U.S. Taxpayer any RSUs credited to the RSU Participant which have not become payable on or before the separation date for the RSU Participant are forfeited and cancelled effective on the separation date and shall terminate without payment.
Upon the death of a Participant, all RSUs granted to the RSU Participant under the RSU Plan which, as of the date of the death of the RSU Participant, have not vested shall immediately vest and the Distribution Date in respect the deceased RSUs shall be prior to the Final Payment Date.

Schedule D
Option Plan
Eligibility
The Company has an Option Plan that permits the granting of Options to purchase Common Shares to all officers and other employees, ("Participants") of the Company or a Related Entity (as defined in the Option Plan) of the Company. The Option Plan is intended to afford officers and other employees of TransGlobe an opportunity to acquire Common Shares of the Company in order to enable them to participate in the long-term success of the Company and to promote greater alignment of their interests with the interests of the Company's shareholders. The Option Plan is administered by the Board of Directors of the Company.
Limits
The Option Plan limits the number of Common Shares that may be issued pursuant to the exercise of Options awarded under such plan. Those limitations are as follows:

•
The number of Common Shares that may be issued pursuant to the exercise of Options awarded under the Option Plan and all other security based compensation arrangements of the Company is 10% of the Common Shares outstanding from time to time.

•
The number of Common Shares reserved for issuance to any one individual under the Option Plan, together with all other security based compensation arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

•
The number of Common Shares reserved for issuance to insiders, at any time, under all security based compensation arrangements of the Company, shall not exceed 10% of the outstanding Common Shares, and the number of Common Shares issued to insiders, within any one year period, under all security based compensation arrangements of the Company, shall not exceed 10% of the outstanding Common Shares.

•
Lastly, the number of Common Shares reserved for issuance to any one Insider under the Option Plan, and all other security based compensation arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

The Company has no security based compensation arrangements in effect as at the date of this Information Circular. See "Compensation and Discuss Analysis - Securities Authorized for Issuance under Equity Compensation Plans".
In determining the number of Common Shares issued within one year, the number of Common Shares is determined on the basis of the number of Common Shares that are outstanding immediately prior to the Common Share issuance, excluding Common Shares issued pursuant to the Company's security based compensation arrangements, over the preceding one-year period.
Exercise price
The price per share at which Common Shares may be purchased under an Option (the "Option Price"), is fixed by the Board of Directors at the time a grant of an Option is approved by the Board of Directors and shall be not less than the five (5) day volume weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) (the " Fair Market Value") as of the date determined by the Board of Directors, or if no such determination has been made, then as of the effective date of a grant of an Option.
The Option Price, and number of Common Shares issuable under awarded Options, are subject to customary adjustments determined by the Board of Directors, and, if applicable, subject to TSX approval, in the case of dilutive events related to subdivisions, consolidations, stock dividends, capital reorganizations, reclassifications, exchanges, or other changes with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders.
Vesting
The vesting of Options granted under the Option Plan is determined by the Board of Directors of Directors at the time of grant, in its sole discretion. To the extent awarded Options are determined to vest on the basis of time, then no such Options shall vest prior to the first anniversary of the date of grant except as otherwise provided by the Option Plan.
The Option Plan provides that the vesting of Options will accelerate in the case of a Change of Control (as defined in the Option Plan) provided certain terminating events, or double triggers, occur.
Termination by the Company
In the event that the employment of the Participant as an employee of the Company or of a Related Entity (as defined in the Option Plan) is terminated by the Company or the Related Entity in circumstances where such termination occurs: (i) subsequent to a Change of Control and during the Change of Control Period (as defined in the Option Plan); or (ii) after the Company has a signed written agreement for a transaction which, if completed, would result in a Change of Control and prior to the date on which a Change of Control for such transaction occurs; and (iii) such termination was for any reason whatsoever other than death or termination for Cause, then, the unvested Options held by a Participant shall immediately vest and may be exercised at any time within 30 days of the date the Participant's employment was terminated by the Company or the Related Entity.
Resignation for Good Reason
In the event that the employment of the Participant as an employee of the Company or of a Related Entity is terminated by the Participant for Good Reason (as defined in the Option Plan) where such termination occurs subsequent to a Change of Control and during the Change of Control Period, then, the Options held by a Participant shall immediately vest and may be exercised at any time within 30 days of the date the Participant ceased to be an employee.
Except in the limited circumstances described below, the Board of Directors has no authority to accelerate the vesting of Options under the Option Plan. The Board of Directors may, in connection with a Change of Control accelerate the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested upon (or immediately prior to) the completion of the transaction resulting in the Change of Control if: (i) the required steps, as determined by the Board of Directors in its discretion, are not being taken in connection with such Change of Control to cause the conversion or exchange or replacement of any outstanding Options into or for rights or other securities of substantially equivalent value (or greater value), as determined by the Board of Directors in its discretion, in any entity participating in or resulting from a Change of Control; or (ii) the Company has entered into an agreement relating to a transaction which, if completed, would result in a Change of Control and the counterparty or counterparties to such agreement require that all outstanding Options will be either (a) exercised immediately before the effective time of such transaction, or (b) terminated on or after the effective time of such transaction.
Term
The maximum term of an Option is five years from the date of grant of the Option or such shorter period of time as the Board of Directors may determine and specify in connection with the grant of the Option. If the expiry date of any Option falls within any Blackout Period (as defined in the Option Plan), then the expiry date of such options shall be extended to the tenth (10th) Business Day (any day other than a Saturday or Sunday on which the TSX is open for trading) following the date that any Blackout Period ends.
Termination
General: Termination and Resignation
Except as described below, if a Participant's employment with the Company or the Related Entity is terminated, or the Participant resigns from employment with the Company or a Related Entity, then any Options granted to the Participant under the Plan which:

•	have not yet vested or been deemed to be vested on or before the Separation Date for the Participant are forfeited and cancelled effective on the date the Participant ceased to be an employee; and

•
have vested or been deemed to be vested on or before the date the Participant ceased to be an employee for the Participant shall continue to be exercisable at any time within thirty (30) days of such termination or resignation.

Termination for Cause
If a Participant's employment with the Company or the Related Entity is terminated for Cause, then any Options granted to the Participant under the Option Plan (whether vested or not) shall be forfeited and cancelled effective on the date the Participant ceased to be an employee and shall terminate without payment and shall be of no further force or effect from and after such date.
Leave of Absence
In the event a Participant takes a leave of absence other than an Approved Leave of Absence (as defined in the Option Plan): (i) all Options granted to the Participant under the Plan that have not then vested shall terminate and be null and void as of the first day of the Participant's leave of absence, subject to applicable law and the Board of Directors' sole and absolute discretion to determine otherwise; and (ii) all Options granted to the Participant under the Plan that have then vested shall terminate and be null and void as of the 30th day following the Participant's first day of their leave of absence.
Approved Leave of Absence
In the event a Participant takes an Approved Leave of Absence (as defined in the Option Plan) (other than an Approved Leave of Absence caused by Long-Term Disability), then the Options granted to such Participant will continue to vest and be exercisable as they would have if the Participant was not on an Approved Leave of Absence.
Approved Retirement and Long-Term Disability
Upon the Approved Retirement (as defined in the Option Plan) or commencement of an Approved Leave of Absence caused by Long-Term Disability (as defined in the Option Plan) of any Participant, all Options held by such Participant shall continue to vest and be exercisable by the Participant until the expiry of the Options, following which time such Options shall terminate.
Death
Subject to any express resolution passed by the Board of Directors, upon the death of a Participant, any Options granted to the Participant under the Plan which as of the date of the death of a Participant had vested shall continue to be exercisable by the legal representative of the Participant until the earlier of (i) the date that is six (6) months following the death of the Participant, and (ii) the expiration date of such Options, following which time such Options shall terminate.
Assignment
Except by operation of law (including normal estate settlement purposes), Options are non-transferable and non-assignable by the holders.
Amendments
Without the prior approval of the shareholders, as may be required by the TSX, the Board of Directors may not: (i) make any amendment to the Option Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options as set out above; (ii) reduce the exercise price of any outstanding Options or cancel and simultaneously therewith or within six months thereafter reissue Options or other entitlements in replacement of such cancelled options; (iii) except in the case of Blackout Periods, extend the term of any outstanding Option beyond the original expiry date of such Option; (iv) make amendments to eligible Participants that may permit the introduction or reintroduction of non-employee directors of the Board of Directors on a discretionary basis; (v) make any amendments to increase the maximum limit on the number of Common Shares that may be reserved for issuance and are issued to insiders to greater than the designated thresholds set above within the designated time periods set above; (vi) make any amendment to the Option Plan that would permit a Participant to transfer or assign Options to a new beneficial Participant other than for normal estate settlement purposes; or (vii) make any amendment to the provisions of the Option Plan relating to amendments described above.

No financial assistance; Cashless Exercise
Except as described below, the Option Plan does not authorize the Company to provide Participants with any financial assistance in connection with the exercise of Options. Where a Participant proposes to purchase Common Shares pursuant to Options granted under the Option Plan, the Participant or, if applicable, the Participant's legal personal representative, may instead notify the Company in writing that the Participant or, if applicable, the Participant's legal personal representative, elects to dispose of some or all of the Options to the Company (the "Cancelled Options"), in which event the Company shall pay to the Participant or, if applicable, the Participant's legal personal representative, in respect of the Cancelled Options compensation equal to the difference between the Fair Market Value of the Common Shares on the date on which such election is received by the Company and the applicable Option Price. Upon such payment being made, all such Options shall be cancelled. The Board of Directors may decline to permit the acquisition of such Options.
Unallocated Options
The policies of the TSX require that the unallocated Options under the Option Plan be approved every three years by the Shareholders of TransGlobe. The unallocated Options under the Option Plan were last approved by the Shareholders at the Company's annual and special meeting held on May 12, 2016.

Schedule E

GENERAL BY-LAW
BY-LAW NUMBER 1

A by-law relating generally to the conduct of the business and affairs of

TRANSGLOBE ENERGY CORPORATION

(herein called the "Corporation")

IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

1.	By-law Number 1 of the by-laws of the Corporation is hereby amended by adding the following definitions to section 1.01, preceding section 1.02:

“AIM” means the AIM market operated by the London Stock Exchange;

“Family” means in relation to any person his or her spouse or civil partner and any child under the age of 18 and includes any trust in which such an individual are trustees or beneficiaries and any company over which they have control or more than 20% of its equity or voting rights (excluding Treasury Shares) in a general meeting. It excludes any employee share or pension scheme where such individuals are beneficiaries rather than trustees;

“Financial Instrument” means any transferable security, market instrument, unit in a collective investment undertaking, option, future, swap, forward or other derivative contract or financial contract for differences that is, in each case, referenced to the shares of the Corporation or has similar economic effects thereto;

“Holding” means a legal or beneficial (whether direct or indirect) interest of a person in shares of the Corporation (including any position in Financial Instruments and any interest of the Family of such person);

“Relevant Change” means a change to the Holding of a Significant Shareholder which increases or decreases the Holding through a single percentage;

“Significant Shareholder” means a person having a Holding of three (3%) percent or more of the shares of the Corporation (excluding Treasury Shares); and

“Treasury Shares” means any shares of a body corporate purchased by it and held in treasury.

2.	By-law Number 1 of the by-laws of the Corporation is hereby amended by adding the following thereto as section 13.08, following section 13.07 and preceding section 14:

13.08     Notice of Shareholdings

If and for so long as the Corporation has any shares admitted to trading on AIM, the Corporation shall require that each person having a Holding of shares of the Corporation shall promptly notify the Corporation in writing:

a)	that it is or has become, or ceased to be a Significant Shareholder; and

b)	of any Relevant Change.

3.
By-laws Number 1 and Number 2, as amended from time to time, of the by-laws of the Corporation and this by-law shall be read together and shall have effect, so far as practicable, as though all the provisions thereof were contained in one by-law of the Corporation. All terms contained in this by-law which are defined in By-laws Number 1 and Number 2, as amended from time to time, of the by-laws of the Corporation shall, for all purposes hereof, have the meanings given to such terms in the said By-laws Number 1 and Number 2 unless expressly stated otherwise or the context otherwise requires.

This amendment to By-law Number 1 of the Corporation shall come into force upon being passed by the directors in accordance with the Business Corporations Act (Alberta).

MADE by the Board the _________ day of _________________, 2018.

Randall C. Neely President

CONFIRMED by the Shareholders in accordance with the Business Corporations Act (Alberta) the _________ day of _________________, 2018.

Randall C. Neely President